Exhibit 99.1

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK	x
CSX CORPORATION, Plaintiff, -against- THE CHILDREN’S INVESTMENT FUND MANAGEMENT (UK) LLP, et al., Defendants, -against- MICHAEL J. WARD, Additional Counterclaim Defendant	x	08 Civ. 2764 (LAK)

OPINION

Appearances:
Rory O. Millson Francis P. Barron David R. Marriott Cravath, Swaine & Moore LLP Attorneys for Plaintiff and Additional Counterclaim Defendant

Howard O. Godnick
Michael E. Swartz
Yocheved Cohen
Schulte Roth & Zabel LLP
Attorneys for Defendants The Children’s Investment Fund Management (UK) LLP,
The Children’s Investment Fund Management (Cayman) LTD,
The Children’s Investment Manager Fund, Christopher Hohn, and Snehal Amin

Peter Duffy Doyle Andrew M. Genser Kirkland & Ellis LLP Attorneys for Defendants 3G Capital Partners Ltd., 3G Capital Partners, L.P., 3G Fund, LP and Alexandre Behring (a/k/a Alexandre Behring Costa)

David M. Becker
Edward J. Rosen
Michael D. Dayan
Cleary Gottlieb Steen & Hamilton LLP
Attorneys for Amici Curiae International Swaps and
Derivatives Associations, Inc. and Securities Industry and
Financial Markets Association

Adam H. Offenhartz Aric H. Wu J. Ross Wallin LaShann M. DeArcey Gibson Dunn & Crutcher LLP Attorneys for Amicus Curiae Coalition of Private Investment Companies
Brian Breheny Division of Corporation Finance Attorney for Amicus Curiae Division of Corporation Finance, Securities and Exchange Commission

ii

Lewis A. Kaplan, District Judge.
Some people deliberately go close to the line dividing legal from illegal if they see a sufficient opportunity for profit in doing so. A few cross that line and, if caught,  seek to justify their actions on the basis of formalistic arguments even when it is apparent that they have defeated the purpose of the law.
This is such a case. The defendants – two hedge funds that seek extraordinary gain, sometimes through “shareholder activism” – amassed a large economic position in CSX Corporation (“CSX”), one of the nation’s largest railroads.  They did so for the purpose of causing CSX to behave in a manner that they hoped would lead to a rise in the value of their holdings.  And there is nothing wrong with that.  But they did so in close coordination with each other and without making the public disclosure required of 5 percent shareholders and groups by the Williams Act, a statute that was enacted to ensure that other shareholders are informed of such accumulations and arrangements. They now have launched a proxy fight that, if successful, would result in their having substantial influence and perhaps practical working control of CSX.
Defendants seek to defend their secret accumulation of interests in CSX by invoking what they assert is the letter of the law.  Much of their position in CSX was in the form of total return equity swaps (“TRSs”), a type of derivative that gave defendants substantially all of the indicia of stock ownership save the formal legal right to vote the shares.  In consequence, they argue, they did not beneficially own the shares referenced by the swaps and thus were not obliged to disclose sooner or more fully than they did.  In a like vein, they contend that they did not reach a formal agreement to act together, and therefore did not become a “group” required to disclose its collaborative activities, until December 2007 despite the fact that they began acting in concert with respect to CSX far earlier.  But these contentions are not sufficient to justify defendants’ actions.

The question whether the holder of a cash-settled equity TRS beneficially owns the referenced stock held by the short counterparty appears to be one of first impression.  There are persuasive arguments for concluding, on the facts of this case, that the answer is “yes” – that defendants beneficially owned at least some and quite possibly all of the referenced CSX shares held by their counterparties.  But it ultimately is unnecessary to reach such a conclusion to decide this case.
Rule 13d-3(b) under the Exchange Act1 provides in substance that one who creates an arrangement that prevents the vesting of beneficial ownership as part of a plan or scheme to avoid the disclosure that would have been required if the actor bought the stock outright is deemed to be a beneficial owner of those shares. That is exactly what the defendants did here in amassing their swap positions. In consequence, defendants are deemed to be the beneficial owners of the referenced shares.
As for the question whether defendants made prompt disclosure after they formed a “group” within the meaning of Section 13(d) of the Exchange Act, the evidence, as in virtually all such cases, is circumstantial.  But it quite persuasively demonstrates that they formed a group many months before they filed the necessary disclosure statement.  Their protestations to the contrary rest in no small measure on the premise that they avoided forming a group by starting conversations by stating that they were not forming a group and by avoiding entry into a written agreement. But the Exchange Act is concerned with substance, not incantations and formalities.

[1]	17 C.F.R. § 240.13d-3(b).

This is not to say that CSX is entitled to all of the relief that it seeks.  The Williams Act was intended not only to prevent secret accumulation and undisclosed group activities with respect to the stock of public companies, but to do so without “tipping the balance of regulation either in favor of management or in favor of the person making the takeover bid.”2   It must be applied, especially in private litigation, with due regard for the principle that the purpose of private equitable relief is “to deter, not to punish.”3   Moreover, the Court’s ability to formulate a remedy is sharply constrained by precedent. Accordingly, while the Court will enjoin defendants from further Section 13(d) violations, it may not preclude defendants from voting their CSX shares and declines to grant any of the other drastic relief that CSX seeks. Any penalties for defendants’ violations must come by way of appropriate action by the Securities and Exchange Commission (“SEC”) or the Department of Justice.

Background

I.	Parties

Plaintiff CSX Corporation (“CSX”) is incorporated in Virginia and headquartered in Jacksonville, Florida.  Its shares are traded on the New York Stock Exchange, and it operates one of the nation’s largest rail systems through its wholly owned subsidiary, CSX Transportation, Inc. Its chairman, president, and chief executive officer is Michael J. Ward, who is named here as an additional defendant on the counterclaims.

[2]	Rondeau v. Mosinee Paper Corp., 422 U.S. 49, 58-59 (1975) (quoting S. Rep. No. 550, 90th Cong., 1st Sess., 3 (1967)).

[3]	Id. at 61 (quoting Hecht Co. v. Bowles, 321 U.S. 321, 329 (1944)).

Defendants The Children’s Investment Fund Management (UK) LLP (“TCIF UK”) and The Children’s Investment Fund Management (Cayman) LTD. (“TCIF Cayman”) are, respectively, an English limited liability partnership and a Cayman Islands company.  Defendant The Children’s Investment Master Fund (“TCI Fund”) also is a company organized under the laws of the Cayman Islands and is managed by both TCIF UK and TCIF Cayman.  These entities are run by defendant Christopher Hohn, who is managing partner and a controlling person of TCIF UK and the sole owner and a controlling person of TCIF Cayman.  Defendant Snehal Amin is a partner of TCIF UK.  These five defendants are referred to collectively as TCI.
Defendants 3G Fund L.P. (“3G Fund”) and 3G Capital Partners L.P. (“3G LP”) are Cayman Islands limited partnerships.  Defendant 3G Capital Partners Ltd. (“3G Ltd.”) is a Cayman Islands company and the general partner of 3G LP, which in turn is the general partner of 3G Fund. They are run by defendant Alexandre Behring, also known as Alexandre Behring Costa, who is the managing partner of 3G Ltd.  These four defendants are referred to collectively as 3G.

II.	Proceedings

TCI and 3G currently are engaged in a proxy fight in which they seek, inter alia, to elect their nominees to five of the twelve seats on the CSX board of directors and to amend its bylaws to permit holders of 15 percent of CSX shares to call a special meeting of shareholders at any time for any purpose permissible under Virginia law. The CSX annual meeting of shareholders, which is the object of the proxy fight, is scheduled to take place on June 25, 2008.

CSX brought this action against TCI and 3G on March 17, 2008.  The complaint alleges, among other things, that defendants failed timely to file a Schedule 13D after forming a group to act with reference to the shares of CSX and that both the Schedule 13D and the proxy statement they eventually filed were false and misleading.4 It seeks, among other things, an order requiring corrective disclosure, voiding proxies defendants have obtained, and precluding defendants from voting their CSX shares. TCI Master Fund, 3G Fund, 3G LP, and 3G Ltd. filed counterclaims against CSX and Ward asserting various claims under the federal securities laws.5
With the consent of the parties, the Court consolidated the preliminary injunction hearing with the trial on the merits.6   Following the conduct of a great deal of expedited discovery, the case was tried on May 21 to 22, 2008. The Court subsequently has had the benefit of more than 500 pages of post-trial submissions by the parties, two amicus briefs, an amicus letter on behalf of the Division of Corporation Finance of the SEC, and two lengthy letters by professors, one of whom is a former commissioner of the SEC.
The parties have urged the Court to render a decision by this week in order to permit an expedited appeal prior to the meeting.  This opinion contains the Court’s findings of fact and conclusions of law.7

[4]	Docket item 1.

[5]	Docket items 26-27.

[6]	Docket item 9.

[7]	In addition to the findings set forth in this opinion, the Court adopts proposed findings 11.3 - 11.5, 11.17, 11.19-11.22, 12.2, 12.4-12.9, 13.2-13.5, and 13.7-13.10 set forth in docket item 62.

III.	Total Return Swaps

A.	The Basics

The term “derivative,” as the term is used in today’s financial world, refers to a financial instrument that derives its value from the price of an underlying instrument or index. Among the different types of derivatives are swaps, instruments whereby two counterparties agree to “exchange cash flows on two financial instruments over a specific period of time.”8   These are (1) a “reference obligation” or “underlying asset” such as a security, a bank loan, or an index, and (2) a benchmark loan, generally with an interest rate set relative to a commonly used reference rate (the “reference rate”) such as the London Inter-Bank Offered Rate (“LIBOR”).9 A TRS is a particular form of swap.10
The typical – or “plain vanilla” – TRS11 is represented by Figure 1.12

[8]	Expert Report of Marti G. Subrahmanyam (“Subrahmanyam Report”) ¶ 62.

[9]	Id.

[10]	Id.

[11]
The terms of a plain vanilla TRS frequently follow a framework established by the International Swaps and Derivatives Association, Inc. (“ISDA”).  The ISDA master agreement is “a standard form that . . . includes basic representations and covenants,” DX 149 (Partnoy Report) ¶ 46, that parties supplement with modifications to account for their specific interests.  Subrahmanyam Report ¶ 68; DX 150 (Partnoy Surrebuttal) ¶ 20 n.26.  For example, counterparties may negotiate such terms as the reference obligation that underlies the agreement or the rights of each party to terminate the swap.  It is these contract-specific terms “that determine the value of the transaction.” Subrahmanyam Report ¶ 68.

[12]	Subrahmanyam Report, at 19.

Counterparty A – the “short” party – agrees to pay Counterparty B – the “long” party – cash flows based on the performance of a defined underlying asset in exchange for payments by the long party based on the interest that accrues at a negotiated rate on an agreed principal amount (the “notional amount”). More specifically, Counterparty B, which may be referred to as the “total return receiver” or “guarantor,” is entitled to receive from Counterparty A the sum of (1) any cash distributions, such as interest or dividends, that it would have received had it held the referenced asset, and (2) either (i) an amount equal to the market appreciation in the value of the referenced asset over the term of the swap (if the TRS is cash-settled) or, what is economically the same thing, (ii) the referenced asset in exchange for its value on the last refixing date prior to the winding up of the transaction (if the TRS is settled in kind). Counterparty A, referred to as the “total return payer” or “beneficiary,” is entitled to receive from Counterparty B (1) an amount equal to the interest at the negotiated rate that would have been payable had it actually loaned Counterparty A the notional amount,13   and (2) any decrease in the market value of the referenced asset.14

[13]
The notional amount typically is the value of the referenced asset at the time the transaction is agreed and may be recalculated periodically.  Subrahmanyam Report ¶ 63.  The difference between the reference rate and the negotiated interest rate of the swap depends on (1) the creditworthiness of the two parties, (2) characteristics of the underlying asset, (3) the total return payer’s cost of financing, risk, and desired profit, and (4) market competition. Id. ¶ 64.

[14]	Id. ¶ 63; DX 149 (Partnoy Report) ¶ 25.

The payments occur on “refixing dates” that recur throughout the duration of the TRS as specified by the contract.

For example, in a cash-settled TRS with reference to 100,000 shares of the stock of General Motors, the short party agrees to pay to the long party an amount equal to the sum of (1) any dividends and cash flow, and (2) any increase in the market value that the long party would have realized had it owned 100,000 shares of General Motors. The long party in turn agrees to pay to the short party the sum of (1) the amount equal to interest that would have been payable had it borrowed the notional amount from the short party, and (2) any depreciation in the market value that it would have suffered had it owned 100,000 shares of General Motors.
In practical economic terms, a TRS referenced to stock places the long party in substantially the same economic position that it would occupy if it owned the referenced stock or security.  There are two notable exceptions.  First, since it does not have record ownership of the referenced shares, it does not have the right to vote them.  Second, the long party looks to the short party, rather than to the issuer of the referenced security for distributions and the marketplace for any appreciation in value.

The short party of course is in a different situation.  It is entitled to have the long party place it in the same economic position it would have occupied had it advanced the long party an amount equal to the market value of the referenced security.  But there are at least two salient distinctions, from the short party’s perspective, between a TRS and a loan.  First, the short party does not actually advance the notional amount to the long party.  Second, it is subject to the risk that the referenced asset will appreciate during the term of the TRS.  As will appear, the institutions that make a business of serving as short parties in TRSs deal with this exposure by hedging, a fact pivotal to one of CSX’s claims here.
The swap agreements at issue in this case are cash-settled TRSs entered into by TCI with each of eight counterparties, most significantly Deutsche Bank AG (“Deutsche Bank”) and Citigroup Global Markets Limited (“Citigroup”), and by 3G with Morgan Stanley.15

B.	The Purposes of TRSs

The goals of those who enter into TRSs vary.

[15]
TCI’s other counterparties are Credit Suisse Securities (Europe) Limited (“Credit Suisse”), Goldman Sachs International (“Goldman”), J.P. Morgan Chase Bank (“J.P. Morgan”), Merrill Lynch International (“Merrill Lynch”), Morgan Stanley & Co. International plc (“Morgan Stanley”) and UBS AG (“UBS”).  TCI’s swap agreements can be found at PX 230 (TCI and Citigroup), PX 231 (TCI and Credit Suisse), PX 232 (TCI and Deutsche Bank), PX 233 (TCI and Goldman), PX 234 (TCI and J.P. Morgan), PX 235 (TCI and Merrill Lynch), PX 236 (TCI and Morgan Stanley), and PX 238 (TCI and UBS).  3G’s swap agreement with Morgan Stanley can be found at PX 237.

1.	Short Parties

As a generic matter, a short party may be motivated to enter into a TRS simply to obtain the cash flow generated by the long party’s payment of the negotiated rate on the notional amount over the term of the swap.  But the quid pro quo for that cash flow is the exposure to the risk of market appreciation in the referenced security.
As a matter of theory and on occasion in practice, a short party may accept that exposure either because it thinks the risk of appreciation is small – in other words, it is making its own investment decision with respect to the referenced security – or because it has a more or less offsetting long exposure that it wishes to hedge.  But that is not what we are dealing with in this case.
The defendants’ counterparties in this case are major financial service institutions that are in the business, among others, of offering TRSs as a product or service and seeking an economic return via the pseudo-interest, if it may be so called, that they receive on the notional amount and from other incidental revenue sources.  They are not, in this aspect of their endeavors, in the business of speculating on the market fluctuation of the shares referenced by the TRSs into which they enter as short parties.  Accordingly, they typically hedge their short exposures by purchasing the referenced securities in amounts identical to those referenced in their swap agreements.16

[16]	An incidental consequence of their doing so is to enable them to generate additional revenue by lending the shares, for a fee, to short sellers. Subrahmanyam Report ¶¶ 65-66.

Institutions that hedge short TRS exposure by purchasing the referenced shares typically have no economic interest in the securities.17   They are, however, beneficial owners and thus have the right to vote the referenced shares.18
Institutional voting practices appear to vary. As noted below, some take the position that they will not vote shares held to hedge TRS risk.  Some may be influenced, at least in some cases, to vote as a counterparty desires. Some say they vote as they determine in their sole discretion. Of course, one may suppose that banks seeking to attract swap business well understand that activist investors will consider them to be more attractive counterparties if they vote in favor of the positions their clients advocate.  In any case, however, the accumulation of substantial hedge positions significantly alters the corporate electorate.  It does so by (1) eliminating the shares constituting the hedge positions from the universe of available votes, (2) subjecting the voting of the shares to the control or influence of a long party that does not own the shares, or (3) leaving the vote to be determined by an institution that has no economic interest in the fortunes of the issuer, holds nothing more than a formal interest, but is aware that future swap business from a particular client may depend upon voting in the “right” way.

[17]
A notable exception would occur if the long party to the TRS became insolvent and thus unable to perform its obligation to hold the short party harmless against any decline in the value of the referenced security.

[18]
This decoupling of the economic and voting interests is discussed, among other places,  in Henry Hu & Bernard Black, The New Vote Buying: Empty Voting and Hidden (Morphable) Ownership, 79 S. Cal. L. Rev. 811 (2006).

2.	Long Parties

A long party to a TRS referencing equity in a public company gains economic exposure to the equity.  In other words, it is exposed to essentially the same potential benefits and detriments as would be the case if it held the referenced security, and it gains that exposure without the need for the capital to fund or maintain such a purchase directly.  This may permit such investors to operate with greater leverage or a lower cost than might be the case if they bought the security directly.19   But those are by no means the only reasons motivating long parties to engage in TRSs. There can be tax advantages.  Most importantly for purposes of this case, if the long party to a cash-settled TRS is not the beneficial owner of the referenced shares – a question hotly contested here – one interested in amassing a large economic exposure to the equity of a registered company may do so without making the public disclosure that is required when a person or group acquires 5 percent or more of the outstanding shares.
The avoidance of public disclosure can confer significant advantages on the long party.  By concealing its activities, it may avoid other investors bidding up the referenced stock in anticipation of a tender offer or other corporate control contest and thus maximize the long party’s profit potential.  Second, it permits a long party who is interested in persuading an issuer to alter its policies, but desirous of avoiding an all-out battle for control, to select the time of its emergence to the issuer as a powerful player to a moment of its choosing, which may be when its exposure is substantially greater than 5 percent. In other words, it permits a long party to ambush an issuer with a holding far greater than 5 percent.

[19]	Subrahmanyam Report ¶ 70.

One other point bears mention here.  TRSs, like all or most derivatives, are privately negotiated contracts traded over the counter. Their terms may be varied during their lives as long as the counterparties agree.  In consequence, a TRS that in its inception contemplates cash settlement may be settled in kind – i.e., by delivery of the referenced shares to the long party – as long as the parties consent.
This confers another potential advantage on a long party that contemplates a tender offer, proxy fight, or other corporate control contest.  By entering into cash-settled TRSs, such an investor may concentrate large quantities of an issuer’s stock in the hands of its short counterparties and, when it judges the time to be right, unwind those swaps by acquiring the referenced shares from those counterparties in swiftly consummated private transactions. Moreover, even if such TRSs were settled in cash, the disposition by the short counterparties of the referenced shares held to hedge their swap exposures would afford a ready supply of shares to the market at times and in circumstances effectively chosen and known principally by the long party. The long party therefore likely would have a real advantage in converting its exposure from swaps to physical shares even if it does not unwind the swaps in kind.

IV.	The Events of Mid-2006 Until Late 2007

The events preceding this lawsuit are best understood by first considering the conduct of TCI and 3G separately.  The Court then will analyze the relationship between TCI and 3G and their conduct in order to determine whether they in fact acted independently.

A.	TCI

1.	TCI Develops a Position in CSX

TCI began to research the United States railroad industry in the second half of 2006 and rapidly focused on Norfolk Southern and CSX, the two largest railroads in the eastern portion of the country.  It decided to concentrate on CSX because it “had more legacy contracts that were below market value prices” and, in TCI’s view, “ran less efficiently” than did Norfolk.20   In short, it felt that changes in policy and, if need be, management could bring better performance and thus a higher stock price.  That insight, if insight it was, however, would be worthless or, at any rate, less valuable if CSX did not act as TCI thought appropriate. So TCI embarked on a course designed from the outset to bring about changes at CSX.
TCI made its initial investment in CSX on October 20, 2006, by entering into TRSs referencing 1.4 million shares of CSX stock.21   By the end of that month, it was party to TRSs referencing 1.7 percent of CSX shares.22
TCI almost immediately contacted CSX and informed it that TCI had accumulated approximately $100 million of CSX stock.  Two weeks later, it advised CSX that it had $300 million invested in CSX, “with the potential to scale that further,” and sought a meeting with senior management at the Citigroup Transportation Conference,23 which was scheduled to take place on November 14, 2006.

[20]	DX 145 (Amin) ¶¶ 3-5, 10-11; DX 144 (Hohn) ¶¶ 8-9. Legacy contracts are “long-term contracts that have not been repriced to current market prices.” DX 145 (Amin) ¶ 10.

[21]	PX 206.

[22]	Subrahmanyam Report Ex. C.1.

[23]	PX 267 (Munoz) ¶¶ 3-4; PX 133; PX 136.

In the meantime, TCI continued accumulating TRSs referencing CSX throughout November, engaging in seventeen swap transactions with various financial institution counterparties. By the middle of the month, it had increased its exposure to approximately 2.7 percent.24
On November 14, 2006, TCI’s Hohn and Amin attended the Citigroup conference. During the course of the day, they approached CSX representatives, including David Baggs, the assistant vice president of treasury and investor relations.  Amin later told Baggs that TCI’s swaps, the only type of investment exposure TCI then had in CSX, could be converted into direct ownership at any time.25
Following the conference, TCI continued to build its position through additional swaps throughout December, reaching 8.8 percent by the end of 2006.

2.	TCI’s Leveraged Buyout Proposal

TCI’s belief that it could profit substantially if it could alter CSX’s policies or, if need be, management manifested itself when, during December 2006, it began to investigate the possibility of a leveraged buyout (“LBO”).  It explored this possibility with Goldman Sachs, sending its LBO model. 26 Its email “re-iterate[d]” the need to keep the communication highly confidential, as TCI “ha[d] not taken the idea to anyone else, nor [was its] holding publicly disclosed so any leakage of our conversations with you would be damaging for our relations with the company.”27

[24]	Subrahmanyam Report Ex C.1.

[25]	PX 268 (Baggs) ¶¶ 5-6. The Court does not credit Amin’s denial of any such statement. See DX 145 (Amin) ¶¶ 20-21.

[26]	PX 20, at TCI0159800-02.

[27]	Id. at TCI0159799.

On January 22, 2007, by which date TCI had amassed TRSs referencing 10.5 percent of CSX,28 TCI met with one of CSX’s financial advisors, Morgan Stanley, to discuss the LBO proposal.29   It noted during its presentation that a “‘perfect storm’ of conditions makes a private equity bid [for a major U.S. railroad] nearly inevitable” and that “CSX [was] logically the prime candidate” because of its “valuation, size, [and] quality of franchise.”  TCI urged Morgan Stanley to back the plan and suggested that CSX “formally hire an investment bank to proceed urgently.”30
Morgan Stanley relayed the substance of its conversation to CSX. 31 TCI then approached CSX directly about the issue on February 8 at an investor conference organized by J.P. Morgan.32   Amin asked Baggs for CSX’s views on the LBO proposal.  Baggs confirmed that Morgan Stanley had relayed the proposal but said that CSX was not in a position to respond.

[28]	Subrahmanyam Report Ex. C.1.

[29]	PX 37; PX 267 (Munoz) ¶ 8. Hohn indicates that he requested that Deutsche Bank analyze the LBO possibility as well. He places this request in early 2007. DX 144 (Hohn) ¶ 17.

[30]	PX 37, at TCI0153575.

[31]	PX 267 (Munoz) ¶¶ 8-9.

[32]	PX 268 (Baggs) ¶ 11; DX 145 (Amin) ¶ 30.

3.	January through March 2007

TCI continued to build its TRS position in CSX.  In the meantime, CSX was not idle. On February 14, 2007, it filed a Report of Form 8-K in which it announced a plan to buy back $2 billion worth of its common stock.33
By February 15, 2007, the date of the BB&T Transportation Conference, which was attended by CSX, TCI, and others, TCI had increased its position, still entirely via TRSs, to 13.6 percent.34   At the conference, Amin approached Baggs and Oscar Munoz, CSX’s chief financial officer, to inquire as to how CSX intended to conduct its share repurchase program.  Baggs and Munoz declined to discuss the specifics in light of Regulation FD under the securities laws.35 During the course of the brief conversation, however, Amin stated that TCI “owned” 14 percent of CSX.36
Following the BB&T Transportation Conference, TCI began to contact other hedge funds about CSX. Hohn told Mala Gaonkar, a partner of Lone Pine Capital, to
“[t]ake a look” at CSX37 and Vinit Bodas, managing director of Deccan Value Advisors, that “csx is the best to us. keep this confidential [sic].”38   On March 2, 2007, Hohn told Bodas to “[b]uy csx [sic].”39

[33]	JX 6. Share repurchases often are made by companies facing control contests.

[34]	Subrahmanyam Report Ex. C.1.

[35]
17 C.F.R. § 243.100 et seq. “In general terms, Regulation FD prohibits a company and its senior officials from privately disclosing any material nonpublic information regarding the company or its securities to certain persons such as analysts or institutional investors.”  SEC v. Siebel Sys., Inc., 384 F. Supp. 2d 694, 696 (S.D.N.Y. 2005).  If the company makes selective disclosure of material nonpublic information, it must disclose the same information  publicly.

[36]	PX 268 (Baggs) ¶ 12; PX 267 (Munoz) ¶ 10. The Court does not credit Amin’s testimony that he did not speak to Baggs or Munoz at the conference.

[37]	PX 45; Tr. (Hohn) at 172-73.

[38]	PX 46.

[39]	PX 53; Tr. at 174-75, 189.

These contacts, the Court finds, were intended to promote the acquisition of CSX shares by hedge funds that TCI regarded as favorably disposed to TCI and its approach to CSX in an effort to build support for whatever course of action it ultimately might choose with respect to the company.  Moreover, the evidence convinces the Court that it is likely that TCI made similar approaches to other such funds. Hohn contended in his witness statement that he had conversations with hedge funds such as Deccan Value Advisors, Lone Pine Capital, 3G, Seneca, Icahn, TWC, and Atticus, but only concerning the railroad industry generally, not CSX in particular.40 Given the evidence to the contrary regarding Hohn’s discussions with Deccan Value and Lone Pine, the Court’s assessment of Hohn’s credibility, and TCI’s clear interest in doing so, the Court finds that Hohn did not limit his conversations with other hedge funds to industry-level topics. He suggested, in one way or another, that they buy CSX shares and alerted them to the fact that CSX had become a TCI target.
Up to this point, TCI had not acquired directly even a single share of CSX stock.  But it decided to begin such acquisitions to place more pressure on the company and to lay the groundwork for a proxy fight.

[40]	DX 144 (Hohn) ¶ 22.

On March 2, 2007, TCI filed a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”)41 in which it stated that it intended to acquire an undetermined number of CSX common shares in an amount that would meet or exceed $500 million.42   A few days later, Amin advised CSX of the filing by
letter. 43
TCI, in the meantime,  had not abandoned the idea of taking CSX private in an LBO. Moreover, the circumstances suggest, and the Court finds, that it continued to discuss its interest in CSX and this and other possibilities for altering CSX’s practices in a manner that TCI believed would cause its stock to rise,44 at least at some level of specificity, with other like-minded hedge funds.
The record demonstrates that TCI in March was invited by Austin Friars, a Deutsche Bank proprietary hedge fund, to listen in on a phone call that Austin Friars had arranged with John Snow, a former CSX chief executive officer, to review a list of questions that Austin Friars had compiled for him, and to submit questions of their own. This of course suggests, and the Court finds, that TCI had made Austin Friars aware of its investment in and interest in provoking basic change at CSX, else Austin Friars would have been unlikely to extend this invitation.
Among the questions proposed by Austin Friars for Mr. Snow was whether railroad companies could “lend themselves to being ru[n] by private equity.” 45 TCI responded that this, among other questions, was “great,” thus making clear to Austin Friars, even if it had not specifically done so earlier, that TCI was looking at the possibility of trying to take CSX private. And this was not its only interaction with Deutsche Bank on the subject. It subsequently enlisted Deutsche Bank to analyze its LBO proposal, and Deutsche Bank concluded that CSX was a “terrific LBO candidate.”46

[41]	See 15 U.S.C. § 18a.

[42]	PX 55; DX 145 (Amin) ¶ 34; DX 144 (Hohn) ¶ 21.

[43]	DX 10; DX 145 (Amin) ¶ 35. CSX asserts that it received such notice on March 15. See Tr. (Hohn) at 166.

[44]	An LBO of course would have afforded a different route to the big profit that TCI sought.

[45]	PX 57.

[46]	PX 65, at TCI0962472; PX 64. Hohn contends that Deutsche Bank approached TCI to market its various banking services and performed the LBO analysis for no compensation. DX 144 (Hohn) ¶ 17.

TCI continued to exert pressure on CSX management through the end of March. They met in New York on March 29, at which time Amin criticized management for failing to take certain actions and pressed it to implement TCI’s proposals.  He indicated that TCI held up to 14 percent of CSX’s stock, the bulk of it in swaps that could be converted to physical shares, and that there were “no limits” to what TCI would do absent CSX’s acquiescence in its demands.47    The day after the meeting, March 30, TCI entered into additional swaps that brought its economic exposure to approximately 14.1 percent.

[47]	PX 269 (Fitzsimmons) ¶¶ 11-14; PX 267 (Munoz) ¶ 12.

4.	TCI Begins Preparing for a Proxy Fight

In early April, TCI sent its LBO model to Evercore, another CSX advisor,48 and reached out to Hunter Harrison, the chief executive officer of Canadian National, a Class I railroad like CSX, to inquire whether “he would be interested in coming in as CEO of CSX.”49   By the middle of the month, Amin wrote that TCI was not “going to get what we want passively.”50 At more or less the same time, TCI began to unwind some of its swaps and to purchase CSX stock with a goal of keeping its exposure to CSX “roughly constant.” 51 It is relevant to consider why TCI decided to shift some of its position into shares.
Certainly there is no persuasive evidence that any economic factor that led TCI to choose swaps in the first place had changed.  In other words, if financing considerations made swaps more attractive at the outset, that advantage persisted. So the explanation lies elsewhere.  And it is, in the circumstances, obvious.  TCI saw the payoff on its CSX investment, if there was to be one, resulting from a change in CSX policies and, if need be, management.  But CSX had rebuffed all of TCI’s overtures for substantive high level meetings and shown little interest in an LBO.  So TCI by this time understood that a proxy fight likely would be required to gain control of or substantial influence over CSX.  Holding shares that it could vote directly had an advantage over swaps because the votes of shares held by swap counterparties were less certain. They depended upon TCI’s ability to influence those counterparties to vote the shares as TCI wished. This advantage, however, was not enough to cause TCI to dump a large part of its TRS position.

[48]	PX 71.

[49]
PX 36; PX 75. Amin explained at trial that TCI sought only to determine whether Harrison was interested, but that it was not TCI’s intention “to necessarily have him as CEO of CSX.” Tr. (Amin) at 200.  Assuming (but not finding) that to be so, the incident nevertheless would confirm the Court’s view that TCI was determined to force changes in CSX’s policies and, if need be, to bring about a change in control.

[50]	PX 83, at TCI0254261.

[51]	DX 145 (Amin) ¶ 37.

By April 18, its combined economic exposure to CSX common, including both its directly owned shares and its swap position, reached 15.1 percent. Subrahmanyam Report Ex. C.1.

5.	CSX Files Its 10-Q and Discloses that TCI Has an Economic Position

On April 18, 2007, CSX filed its Form 10-Q for the period ending March 30, 2007, in which it disclosed that it had

“received notice from The Children’s Investment Fund Management (U.K.) LLP that it had made a filing under the Hart-Scott-Rodino Antitrust Improvements Act to acquire more than $500 million of CSX stock. That firm has also advised CSX that it currently holds a significant economic position through common stock ownership and derivative contracts tied to the value of CSX stock.”52

Following this disclosure, TCI essentially paused its trading activities.  But it continued and, perhaps, stepped up its efforts to lay the groundwork for a proxy contest and to induce like-minded investors to buy CSX shares. On May 8, Amin attended the Bear Stearns Transportation Conference where he gave a heavily attended speech.  He set forth TCI’s (1) interest in CSX, (2) proposals to improve CSX, and (3) view that management was unresponsive to those proposals.53 The next day, TCI, among others, emailed CSX to ascertain the outcome of the shareholder vote, taken at the annual meeting on May 2, on a non-binding resolution concerning shareholders’ ability to call special meetings.54

[52]
There is some disparity as to when the Form 10-Q actually became publicly available. The document is dated April 17, 2007, but the SEC notes that it was filed on April 18.  See http://www.sec.gov/Archives/edgar/data/277948/000119312507083489/d10q.htm.  The difference matters only insofar as it affects the analysis of TCI’s April 18 swap and stock purchase activity.  Notwithstanding this disparity, it is clear that TCI made no additional stock purchases after April 18, and engaged in only one swap unwind between April 19 and August 23.

[53]	DX 145 (Amin) ¶ 39; PX 268 (Baggs) ¶ 18; see PX 96.

[54]	PX 207; PX 268 (Baggs) ¶ 19 (noting that this “was the first instance in my experience of having investors calling about the outcome of a particular shareholder proposal.”).

CSX subsequently had little contact with TCI between the Bear Stearns Conference and August.  TCI, however, met again with Evercore to express frustration that neither CSX management nor its board had been willing to meet to discuss TCI’s proposals to improve operations and governance at the company.  TCI informed Evercore that it directly owned 4 percent of CSX shares and had entered into swaps referencing over 10 percent of the company’s shares.55

6.	Proxy Fight Preparations Continue

TCI claims to have begun reconsidering its position in CSX as it entered August 2007 because (1) it was reevaluating its entire portfolio in light of turmoil in the credit and equity markets and (2) it perceived a heightened risk of re-regulation of the railroad industry. 56 As we shall see, it in fact reduced its exposure by nearly 2 million shares.  Nevertheless, on August 2, TCI met with D.F. King, its proxy solicitation firm, to discuss the mechanics of a proxy contest.57  D.F. King advised that success in a proxy contest was more likely if TCI proposed a “short slate” of two director-nominees, rather than a control slate, because Institutional Shareholder Services (“ISS”)58 would be more willing to endorse that approach than to endorse a control slate at a company with a record of success vis-à-vis share price performance.59

[55]	PTO ¶ 13; DX 145 (Amin) ¶ 42; DX 144 (Hohn) ¶ 27.

[56]	DX 145 (Amin) ¶ 43.

[57]	PX 116.

[58]	ISS is an organization that, among other things, advised institutional investors with respect to voting in proxy fights. See http://www.issproxy.com/serve/index.html.

[59]	PX 117; PX 118.

Hohn expressed his professed concern over re-regulation to CSX on August 23, stating that the proposed legislation was “a death threat to returns in the industry.”  He recommended that the railroad industry threaten to “cut all growth capex [i.e., capital expenditure]” because it would be “impossible to justify growth capex if this bill is passed.”60
CSX held an analyst/investor conference in New York on September 6.  TCI attended. Following the conference, Hohn met with CSX advisors Evercore and Morgan Stanley and again expressed disappointment with and criticism of CSX. 61 TCI then contacted Heidrick & Struggles, an executive search firm, and asked it to locate one or two potential nominees to the board.62

[60]	PX 121, at CSX CORP 00007174.

[61]	PTO ¶ 15.

[62]	PX 137, at TCI0512741-42.

On September 20, TCI informed D.F. King that it was “likely to proceed in a proxy contest,”63 although Amin expressed skepticism that a minority slate of directors could accomplish what TCI wished to achieve.  He therefore inquired as to the feasibility of running a slate of nominees for half the board, an idea that D.F. King thought would be unsuccessful because it would not command support by ISS. 64 TCI continued other preparations as well. It identified Tim O’Toole as a potential director nominee at the end of September, and Amin contacted him on October 6 to arrange a meeting between him and Hohn. 65 After the meeting, Amin put O’Toole in touch with an attorney at Schulte Roth, TCI’s counsel, “to discuss what a process may look like.”66
TCI continued to press CSX. It sent an open letter to the board on October 16 in which it stated that it owned 4.1 percent of CSX’s shares as a “long-term investor.” Hohn and Amin reiterated demands that the board (1) “[s]eparate the [c]hairman and CEO roles,” (2) “[r]efresh the [b]oard with new independent directors,” (3) “[a]llow shareholders to call special shareholder meetings,” (4) “[a]lign management compensation with shareholder interests,” (5) “[p]rovide a plan to improve operations,” (6) “[j]ustify the capital spending plan,” and (7) “[p]romote open and constructive relations with labor, shippers and shareholders.”67   They requested also that the board freeze growth investment until the fate of any regulatory legislation becomes more apparent.68 Hohn and Amin concluded that they “sincerely hope[d that CSX would] act now – and act voluntarily – to address the serious issues facing CSX.” 69 TCI followed with a second open letter on October 22 in which it criticized CSX’s response to its first letter as “pandering to Washington” and its management’s statements to lawmakers as “reckless and “irresponsible.”70

[63]	PX 128; Tr. (Behring) at 107.

[64]	PX 135, at TCI0955614.

[65]	PX 192; Tr. (Behring) at 136.

[66]	PX 139.

[67]	PX 140, at CSX CORP 00007180-81.

[68]	Id. at CSX CORP 00007192.

[69]	Id. at CSX CORP 00007193.

[70]	DX 52, at CSX_00001013-14.

7.	TCI Concentrates its Swaps in Deutsche Bank and Citigroup

As the likelihood of a proxy fight increased, TCI began to address the matter of its voting power.
From the inception of its TRS acquisitions in October 2006 until the end of October 2007, TCI carefully distributed its swaps among eight counterparties so as to prevent any one of them from acquiring greater than 5 percent of CSX’s shares and thus having to disclose its swap agreements with TCI.  On October 30, 2007, however, TCI began unwinding its TRSs with Credit Suisse, Goldman Sachs, J.P. Morgan, Merrill Lynch, Morgan Stanley, and UBS and replacing them with TRSs with Deutsche Bank and Citigroup. Ultimately, it shifted exposure equal to approximately 9 percent of CSX from other counterparties into Deutsche Bank and Citigroup.
TCI contends that it did this for two reasons. It claims first that it was motivated by the credit market crisis, believing that Deutsche Bank and Citigroup, as commercial banks backed by governmental central banks, would reduce TCI’s exposure to counterparty credit risk.  Perhaps so. But there was another and, from TCI’s point of view, far more important reason for this move.  The likelihood of its counterparties voting the hedge shares with TCI was very much on its mind.  Indeed, Hohn stated that he and Amin

“discussed whether picking Deutsche Bank and Citigroup would be beneficial in terms of a potential vote of any hedge shares in a potential proxy fight.  With respect to Deutsche Bank, we speculated that it might be helpful that a hedge fund within Deutsche Bank, Austin Friars Capital, also had a proprietary position in CSX.”71

[71]	DX 144 (Hohn) ¶ 30; DX 145 (Amin) ¶¶ 46-47.

But Hohn was modest. As the record demonstrates, TCI and Austin Friars had been working together, at least to some degree, on the CSX project for some time. TCI had consulted Deutsche Bank about its LBO proposal.  And, as we shall see, there is additional reason to believe that Deutsche Bank was exceptionally receptive, to say the least, to TCI’s goals and methods.

8.	TCI Enters into Agreements with Two Director-Nominees

TCI had met with Tim O’Toole in October to gauge his interest in being nominated for the CSX board.  On December 6, 2007, O’Toole purchased 2,500 shares of CSX stock, which qualified him for election, and on December 10 entered into a formal agreement to be a nominee for the board.72  The next day, and after a two week negotiation, Gary Wilson also agreed to be a nominee for TCI’s slate of directors.73

[72]	PTO ¶ 31; DX 61.

[73]	DX 64.

B.	3G

1.	3G Develops a Position in CSX

3G began to analyze the investment potential of the North American railroad industry during 2005 and 2006 but began to focus on CSX only toward the end of 2006 and beginning of 2007.74  It claims that it perceived CSX to be 3G’s best investment opportunity because it thought that (1) the share price of CSX was “less likely to decrease and more likely to appreciate over time as compared with other railroads,” (2) “CSX had a large proportion of legacy contracts at below-market prices that would expire and could then be re-priced over time” to increase revenues, and (3) “CSX had substantial upside potential from improving operational efficiency.”75
During the first week of February, Daniel Schwartz of 3G contacted CSX’s investor relations department to inquire about the company.76   He then emailed Behring on February 7 to indicate that the deadline had passed for CSX shareholders to submit proposals to be included in the company’s proxy materials, including board nominations, for that year’s annual general meeting.  As 3G was not then a shareholder of CSX – indeed, it had no investments in or exposure to it of any kind – this demonstrates its interest in a proxy fight right from the outset.77

[74]	DX 146 (Behring) ¶¶ 16-19.

[75]	Id. ¶ 21.

[76]	PTO ¶ 17.

[77]	Its denial of this at trial was not credible.

3G made its first investment in CSX on February 9, purchasing 1.7 million shares of common stock.78   In the week ended February 16, it amassed 8.3 million shares, or 1.9 percent of shares outstanding.79   3G then sold 17,340 shares and temporarily stopped trading. 80
Behring wrote to CSX’s Ward on February 27 to request a meeting.  He explained that his interest stemmed from his ownership of approximately 2 percent of CSX shares.81   Baggs responded on Ward’s behalf, stating that he was available to discuss the railroad industry and CSX, but indicating that the J.P. Morgan investor/analyst conference, scheduled in the middle of March, might be a convenient time for Behring to meet with Ward.82   Behring attended the conference and introduced himself to Ward, who agreed to arrange a meeting with 3G representatives.83

[78]
PX 206; Subrahmanyam Report Ex. C.2.  Behring asserted in his witness statement that this purchase was made on February 8, see DX 146 (Behring) ¶ 22, but agreed at trial that it actually occurred on February 9.  Tr. (Behring) at 97, 140.

[79]	PX 206; Subrahmanyam Report Ex. C.2.

3G’s sudden and high volume trading in CSX shares raised interest at UBS, one of 3G’s prime brokers.  A UBS representative asked 3G why it had focused on CSX, and observed that its CSX holdings represented “a very sizeable position and not something that fit[] into [its] regular trading patterns.”  PX 63.

[80]	PX 206; Subrahmanyam Report Ex. C.2.

[81]	DX 11, at CSX_00007286-87.

[82]	Id. at CSX_00007285-86.

[83]	DX 146 (Behring) ¶ 30. This meeting never occurred.

2.	3G Resumes Buying CSX Shares

On March 29, 2007, 3G began to purchase shares of CSX stock at a rapid rate.  Between that date and April 17, it acquired 11.1 million shares, bringing its holdings to 4.4 percent of the company’s outstanding stock.84 Its April 2 purchases alone represented 89.6 percent of the total daily volume of trading in CSX stock.85 But it stopped buying as abruptly as it began and made no further investments in CSX between April 17 and August 15.86
3G nevertheless remained very much interested in CSX.  It attended the Bear Stearns Conference on May 8 and heard Amin’s speech, which Schwartz characterized as “an amazing speech, ripping into csx mgmt!!!! [sic].”87 It monitored the price of CSX stock during the speech and noted that it rose to $46.50, up 1.3 percent. 88 On May 9, 2007, Schwartz telephoned CSX to find out the results of votes conducted at the May 2 annual general meeting on various shareholder proposals.89   He called again on May 17 to seek a meeting between 3G and CSX, a meeting that CSX refused to have.  The two parties ultimately90 agreed to arrange a June visit to CSX’s Jacksonville headquarters.91

[84]	PX 206; Subrahmanyam Report Ex. C.2.

[85]	Docket item 61 ¶ 80.

[86]	PX 206.

[87]	PX 94.

[88]	Id.

[89]	PX 268 (Baggs) ¶ 19.

[90]
CSX initially declined to meet without documentation of 3G’s holdings. See Tr. (Baggs) at 52.  3G then had Morgan Stanley write to CSX and state that 3G held 19,407,894 shares of CSX common stock in an account there.  DX 30.

[91]	DX 146 (Behring) ¶¶ 34, 41.

3.	3G’s Hart-Scott-Rodino Filing

Baggs and Munoz met with 3G at its New York offices on June 11.  Behring told CSX that 3G would be making a Hart-Scott-Rodino premerger notification filing, which it subsequently did on June 13.92   In a subsequent letter to CSX confirming the filing, 3G indicated that it intended to acquire shares of CSX common stock in excess of $500 million and that it might acquire more than 50 percent.93

4.	3G Sells Some Shares

Notwithstanding its Hart-Scott-Rodino filing, 3G did not change its investment position in CSX for nearly four months after its purchase on April 17.  Starting in the middle of August, however, it began once again to increase its holdings, purchasing about 493,000 shares on August 15 and then entering into its first TRSs, which referenced 1.7 million CSX shares, on August 16.94  Between August 24 and September 14, however, it sold 8.3 million CSX shares, over 40 percent of its position.95   The Court deals with those sales below.

[92]	PTO ¶¶ 20-21.

[93]	PX 105.

[94]	The counterparty for these swaps was Morgan Stanley. PX 206; Subrahmanyam Report Ex. C.2.

[95]	PX 206; Subrahmanyam Report Ex. C.2.

5.	3G Rebuilds its Investment in CSX

By September 15, 3G held 11.6 million shares and swaps referencing 1.7 million shares, giving it economic exposure to just over 3 percent of the shares outstanding, and had stopped reducing its exposure.  On September 26, 3G reversed course again and began increasing its direct position. By October 15, it had purchased 5.2 million shares and held 3.8 percent of the shares outstanding. Together with its swaps, it had economic exposure to 4.2 percent of the shares outstanding.

6.	3G Prepares for a Proxy Fight

During this period, 3G also began to pursue possible nominees for the CSX board. It identified Behring as one potential candidate and focused on Gil Lamphere, a former director of Canadian National Railway, as another.96   Following an October 12 meeting, Lamphere put together an operating plan for CSX entitled “Project Improve.” 97 On November 2, Lamphere met with 3G’s lawyers at Kirkland & Ellis. 98 He then purchased 22,600 shares of CSX stock, thus qualifying for election to the board, and, on December 10, 2007,  entered into a formal agreement to be a board nominee.99

[96]	DX 146 (Behring) ¶¶ 44-45. Schwartz contends that Behring identified Lamphere by reviewing annual reports. See Docket item 61 ¶ 106.5.

[97]	PX 142. The Court does not credit Lamphere’s deposition testimony that Schwartz created the document.

[98]	PX 194, at LAM 0000237; PX 145.

[99]	PTO ¶ 30.

3G simultaneously acquired more shares and entered into more swaps.  On November 1, it increased its physical holdings in CSX by 421,300 shares.100    Between November 1 and 8, it entered into TRSs referencing an additional 1.58 million CSX shares. 101 On November 8, the final day on which 3G’s CSX position changed, it held 4.1 percent of the shares outstanding and had swaps referencing 0.8 percent of shares outstanding, for an aggregate economic exposure of 4.9 percent of the company.102

100	PX 206; Subrahmanyam Report Ex. C.2.

101	Id.

102	Id.

C.	The Relationship Between TCI and 3G

TCI and 3G have had a long-standing relationship. Synergy, a fund under the 3G umbrella, has been an investor in TCI since its beginning. 103 TCI and 3G thus are well known to and communicate regularly with each other.  Moreover, TCI is widely regarded as an “activist” hedge fund. This was of considerable interest to 3G, which regarded itself as inexperienced in playing such a role.  Behring therefore sought out Hohn for the purpose of educating himself in this area.104

1.	3G Learns of TCI’s Interest in CSX

In the early part of 2007, Synergy received a letter from TCI disclosing the industries in which TCI was invested. The report showed a very large holding in “U.S. transportation.”105
Behring contacted TCI to inquire as to what this meant,  He was particularly interested in TCI’s holdings in the railroad industry.106   Hohn told him that TCI had “an interest in CSX,” the size of which could be deduced from TCI’s overall position in the railroad industry. While Hohn professes not to recall having told Behring of TCI’s exact holdings in the company,107 it would have been entirely natural for him to have disclosed at least the approximate size of TCI’s holding. The Court finds that he did so.

103	Docket item 61 ¶ 15.

104	Tr. (Behring) at 122-23.

105	Tr. (Hohn) at 159.

106	Id. at 160.

107	Id. at 160-61.

2.	3G and TCI Discuss Activity in CSX

As discussed above, 3G purchased its first shares of CSX on February 9 and made additional purchases on February 12.  These were no piddling acquisitions.  Its purchases over these two days constituted approximately 24 percent of the total market volume for CSX shares.108 Moreover, its purchasing continued through February 16, by which time 3G had accumulated 8.3 million shares of CSX.  In addition, 3G entered into some CSX credit default swaps (“CDS”) on February 13 and 14.109
These events coincided with an email that Hohn sent to Amin on February 13 with the subject line “Re: Arcelor Brasil MTO - urgent.”  The first paragraph stated that Hohn wanted to discuss communications that Amin had had with a third party regarding Arcelor Brasil. In the next paragraph, however, Hohn raised a new subject.  He wrote that “[i]ncreased activity in csx cds [sic] has caused excitement in the stock.  I want to also discuss our friend alex [sic] of Brazil.”110
Hohn admitted that he spoke with Behring in relation to this email and that the conversation occurred at about the time the email was sent.  At trial, however, he denied that his interest in discussing his “friend Alex” with Amin, or his conversation with Behring that occurred at this time, related to CDS activity in CSX.111

108	Docket item 61 ¶ 53.

109	PX 274.

110	PX 42.

111
Tr. (Hohn) at 156 (“If you read the email, again, you see the title is Arcelor Brasil.  It does not say that I wanted to speak to him about CDS swaps.  In fact, I wanted to speak to him about Arcelor Brasil, which was a $500 million position for us where we were engaged in an issue with the Brazilian SEC ruling on a minority buyout.  I wanted to get Alex’s views on whether the Brazilian SEC, how they would deal with the situation.”).  His reasoning, however, is not credible, as a discussion with Behring arose only after Hohn focused on CSX.  Moreover, Hohn’s current explanation is undermined by his deposition testimony, in which he claimed that he did not know that “friend Alex of Brazil” referred to Alex Behring. See Docket item 61 ¶ 55.

This testimony is not credible except perhaps in an extremely literal sense.  3G was interested in CSX no later than January 2007 and Hohn knew it. 3G purchased a very large volume of CSX shares in the open market immediately before the email.  Its CDS transactions, on the other hand, were a handful of private contracts that were characterized by defense counsel as “a tiny minuscule hedge,” costing only $10,000 a year, “of what became an over billion dollar equity position.”112   The likelihood therefore is that Hohn’s email “misspoke” in referring to 3G’s CDS transactions, the intention being to refer to its stock purchases.  But whether the reference was intended to be to CDSs or shares, the real “excitement” concerned the volume of trading in CSX shares, not a few private CDS transactions. The Court infers that Hohn wanted to discuss his “friend Alex” with Amin because he was concerned that 3G was acting in a manner that risked having the marketplace become aware of the accumulation of a position that might presage a control battle.

3.	3G and TCI Meet on March 29

This conclusion dovetails with the fact that 3G made no investments in CSX from February 22 until March 29.  On the latter date, Behring met with Amin in New York.113   Each claimed not to recall attending that meeting, 114 but both testified, unpersuasively, that they did not discuss their respective holdings in CSX.115 On that very day, however, 3G resumed purchasing CSX stock, buying 11.1 million more shares by April 18. In addition, during this period, the waiting period resulting from TCI’s HSR Act filing expired, and TCI also began purchasing CSX common stock, accumulating 17.6 million shares by April 18.

112	Tr., June 9, 2008, at 53.

113	PX 66.

114
Tr. (Behring) at 99; id. (Amin) at 196.  Behring, however, admitted that he met with Amin from time to time and that he could have met with him around March 29, see id. (Behring) at 102, and Amin testified that he had no reason to believe that the meeting did not occur. Id. (Amin) at 196.

115	Id. (Behring) at 102; (Amin) at 197.

4.	TCI and 3G Inquire of CSX Regarding a Shareholder Vote

TCI and 3G, along with many other investors and CSX, attended the Bear Stearns Transportation Conference on May 8, 2007, at which Amin made his speech about TCI’s position and interest in CSX.
The next day, TCI contacted CSX to inquire about the results of shareholder voting at the CSX annual general meeting held one week earlier.116  3G made the same inquiry, as did several other investors.117 According to Baggs, who had been the vice president of investor relations for over three years and with the company for over twenty, this “was the first instance in [his] experience of having investors calling about the outcome of a particular shareholder proposal.”118

116	PX 207.

117	See PX 268 (Baggs) ¶ 19; PX 101.

118	PX 268 (Baggs) ¶ 19.

5.	The August-September Pause

We have seen already that TCI began professing concern about the risk of reregulation of railroads in August 2007.  And for a period of about two weeks, TCI and 3G evidenced that concern.  Both reduced their positions. Between August 23 and August 31, TCI reduced its exposure to CSX by nearly 2 million shares.119    Indeed, Amin told Hohn on September 12, 2007 that he wished that TCI had sold CSX “10 dollars ago.”120   And over almost the same period – August 24 to September 14 – 3G sold 8.3 million CSX shares, over 40 percent of its position.121   But this change of heart was temporary.

6.	TCI and 3G Ramp Up Again

On September 20, just six days after 3G completed the sales referred to above, TCI informed D.F. King that it likely would go ahead with a proxy contest and began looking for suitable director-nominees.  During that same time period, 3G contemplated proposing Behring as a director-nominee.122

119	Subrahmanyam Report Ex. C.1.

120	PX 126, at TCI0017049

121	PX 206; Subrahmanyam Report Ex. C.2.

122	DX 146 (Behring) ¶ 44.

Amin and Behring met again on September 26. Although both parties deny that they discussed anything related to the purchase of CSX common stock, they both admitted that the topic of CSX likely arose and that each knew that the other had an investment position in the company.123 And just as occurred on March 29, the date of an earlier Amin-Behring meeting, 3G again began buying CSX holdings on the day of this September 26 meeting.124   By October 15, it had purchased over 5 million shares, bringing its physical holdings to 16.8 million shares.

7.	TCI and 3G Search for Director Nominees

TCI and 3G both began searching for director-nominees during the same time period. TCI identified Tim O’Toole as a potential candidate and contacted him on October 6 to arrange a meeting.  Hohn and O’Toole met in London on October 8.
By October 5, Behring, he says, was reviewing annual reports to identify suitable director candidates.  He identified Lamphere around that time and met with him in New York on October 8.

123	Tr. (Behring) at 124-27; id. (Amin) 197. The Court does not credit Amin’s testimony that they never discussed buying or selling CSX stock.

124	PX 206; Subrahmanyam Report Ex. C.2.

Behring met with Lamphere again on October 12 and then met with Amin on October 17.  He denied having told Amin during that meeting that 3G was searching for nominees and that it had met twice with a potential candidate.

V.	The Proxy Contest

A.	TCI and 3G Disclose the Formation of a Formal Group

On December 10, 2007, Lamphere125 and O’Toole126 entered into nominee agreements with 3G and TCI, respectively, and on December 11, Gary Wilson agreed with TCI to be a nominee.127
On December 19, 2007, TCI, 3G, Lamphere, O’Toole, and Wilson (the “Group”) filed a Schedule 13D with the SEC.  The filing disclosed that they had “entered into an agreement to coordinate certain of their efforts with regard [sic] (i) the purchase and sale of [various shares and instruments] and (ii) the proposal of certain actions and/or transactions to [CSX].”128   It stated that the Group disclosed that it collectively owned 8.3 percent of CSX shares outstanding, all of which were said to have been “originally acquired . . . for investment in the ordinary course of business” save for the 25,100 purchased by Lamphere and O’Toole in connection with becoming director nominees.129   The Group disclosed that it “intend[ed] to conduct a proxy solicitation” but “ha[d] no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4.”130   The Group reserved the right to take future action that it deemed appropriate.

125	DX 70.

126	DX 61.

127	DX 145 (Amin) ¶ 60.

128	JX 8 (Item 5).

129
Id. (Item 4). TCI had paid $762,251,613, including commissions, to acquire the 17,796,998 shares that it held and 3G had paid $707,588,338, including commissions, for its 17,232,854 shares. Id. (Item 3).

130	Id. (Item 4).

The 13D disclosed also that TCI had cash-settled equity swap arrangements with eight counterparties that gave it economic exposure to approximately 11 percent of CSX’s shares outstanding.   3G similarly disclosed its swap economic exposure to 0.8 percent, all of which was held with Morgan Stanley. Both disclaimed beneficial ownership of the underlying shares referenced by their TRSs.131

B.	The Group Files Its Notice of Intent to Nominate Directors

Pursuant to CSX’s amended and restated bylaws, the Group filed a “Stockholder Notice of Intent to Nominate Persons for Election as Directors of CSX Corporation” (“Notice”) on January 8, 2008.132

131	Id. (Item 6).

132	DX 72.

C.	CSX and TCI Attempt to Negotiate a Resolution

Edward Kelly, the presiding director of the CSX board, met with Hohn in January to see whether a proxy contest could be avoided.  CSX expressed a willingness to nominate three of the Group’s director nominees, including Hohn and Behring, and a fourth mutually acceptable candidate.133   But Kelly and Hohn were unable to agree on a fourth candidate. 134
Hohn’s efforts in the negotiations were not limited to seating directors on the board. On January 14, he demanded that (1) he be able to interview the current directors, dictate which directors the Group’s three nominees would replace, and determine which committees they would be seated on, (2) the roles of CEO and chairman be split, (3) the board’s size not be increased without approval of the shareholders or 80 percent of the board, and (4) shareholders controlling 10 or 15 percent of the outstanding shares of voting stock be permitted to call a special meeting at any time and for any legally permissible purpose.135   Hohn told Kelly that he would create a dissident board and make things unpleasant for Kelly.  Moreover, he told Kelly that if TCI were successful in electing its five directors, Ward’s future would be “bleak.”136   Kelly responded on January 16 that he was “concerned about [Hohn’s] apparent interest in gaining effective control.”137

133	PX 266 (Kelly) ¶ 23; DX 144 (Hohn) ¶ 45; PX 161, at TCI0874906.

134	See PX 157, 158, 161, 163.

135
PX 266 (Kelly) ¶ 23; PX 165.  Amin noted that it was “very unfortunate[]” that Hohn articulated his demands in an email.  See PX 275, at TCI0959364; Tr. (Amin) at 208.  He claims to have said that because he thought such matters were “better discussed in person so that there is no confusion about what’s being requested.”  Tr. (Amin) at 208.  This testimony, which borders on the absurd, is patently incredible.

136	PX 266 (Kelly) ¶ 25.

137	PX 167.

The two sides met the next day, and Kelly inquired as to whether Hohn would be interested in a standstill agreement.138   Hohn was not receptive to the idea so, on January 18, Kelly informed Hohn that the differences between CSX and TCI would be “impossible to bridge,” particularly because of Hohn’s position that a standstill agreement, no matter its contents, would not be acceptable.139
Three days later, the Group supplemented its Notice to include its intent to present a proposal that would amend the CSX bylaws to allow shareholders holding at least 15 percent of all shares outstanding the ability to call a special meeting.140

138	DX 306, at CSX_00035073.

139	PX 169.

140
PTO ¶ 33; JX 9.  The Group filed an additional supplemental notice on January 25 proposing to repeal any bylaws passed by the board from January 1, 2008, onward.  JX 10. The effect of this proposal would be to repeal the board’s February 4, 2008, amendment to the bylaws that permitted shareholders of fifteen percent or more of a class of stock to call a special meeting.

D.	CSX and The Group File Proxy Materials

1.	CSX

CSX filed a preliminary proxy statement on February 21 and a revised version on February 22, 2008.  It urged shareholders to vote for the board’s proposed directors and not to vote for any nominees offered by the Group.141  It stated also that the shareholders would be presented with three proposals concerning their ability to call a special meeting: one supported by CSX, one by TCI, and a third.
CSX proposed amending the bylaws to permit holders of 15 percent of the company’s outstanding shares to require the board to call a special meeting unless the proposed topic of the meeting had been voted on within the previous year or would be voted on at the annual meeting within the next ninety days.142   It urged that its proposal provided safeguards against the use of such meetings as a mechanism for disruption or delay that were lacking in the other proposals.143

2.	The Group’s Proxy Statement

The Group filed its preliminary proxy statement on March 10, 2008.  It proposed Hohn, Behring, Lamphere, O’Toole, and Wilson for election to the board and advocated its proposal to permit investors holding at least 15 percent of CSX stock to call a special meeting for any purpose permissible under Virginia law.  The materials noted that the Group collectively held 35.1 million shares, representing approximately 8.7 percent of those outstanding, and that the value of its investment in CSX exceeded $1.65 billion.144   It disclosed its members’ swap arrangements and the aggregate percentage of CSX shares to which they provided economic exposure. 145 It disclosed also that Deutsche Bank beneficially owned 36.7 million shares of CSX, or 9.1 percent of the common stock.146

141	JX 3, at third page.

142	Id. at page 57.

143	Id. The third proposal ultimately was withdrawn.

144	JX 12, at fourth page.

145	Id. at page 15.

146	Id. at page 17. This fact was disclosed in CSX’s proxy materials as well.

VI.	The Positions of the Parties

CSX contends that (1) TCI violated Section 13(d) of the Exchange Act by failing to disclose its beneficial ownership of shares of CSX common stock referenced in their TRSs and (2) TCI and 3G violated Section 13(d) by failing timely to disclose the formation of a group.  It argues further that TCI and 3G violated Section 14(a) of the Exchange Act because their proxy statements were materially false and misleading.  Its state law claim contends that defendants’ notice of intent to nominate directors failed to comply with CSX’s bylaws in violation of Section 13.1-624 of the Virginia Stock Corporation Act.147
Defendants contend first that CSX and Ward violated Section 14(a) of the Exchange Act because the CSX proxy statement is materially false and misleading concerning (1) executive compensation and director stock awards, and (2) the defendants and their intentions.  They allege also that a bylaw amendment passed by CSX on February 4 concerning shareholder special meetings violates Section 13.1-680 of the Virginia Stock Corporation Act.148

147	PTO, at 92-93.

148	Id. at 93-94.

Discussion

I.	Section 13(d)

The Williams Act, which enacted what now is Section 13(d) of the Exchange Act, was passed to address the increasing frequency with which hostile takeovers were being used to effect changes in corporate control. 149 Section 13(d) in particular was adopted “to alert the marketplace to every large, rapid aggregation or accumulation of securities, regardless of technique employed, which might represent a potential shift in corporate control.”150

149
See Act of July 29, 1968, Pub. L. No. 90-439, § 2, 82 Stat. 454 (1968). Senator Williams opened the hearings on the legislation by stating that filling the large gap in the disclosure requirements of the securities laws, a step already taken at that point by several other countries, would ensure that

“[a]ll will be able to deal in the securities markets knowing that all of the pertinent facts are available. This is the premise under which our securities markets are supposed to work.  Following this premise they have thrived and prospered over the years.  Now is the time to eliminate the last remaining areas where full disclosure is necessary but not yet available.”

Full Disclosure of Corporate Equity Ownership and in Corporate Takeover Bids: Hearing Before the Subcomm. on Securities of the S. Comm. On Banking and Currency, 90th Cong., 1st Sess. 2-3 (1967) (statement of Sen. Williams, Chairman, Senate Subcomm. on Securities).

150	GAF Corp. v. Milstein, 453 F.2d 709, 717 (2d Cir. 1971), cert. denied, 406 U.S. 910 (1972).

The core of the statute for present purposes is Section 13(d)(1), which provides in relevant part that

“Any person who, after acquiring directly or indirectly the beneficial ownership of any equity security of a class which is registered pursuant to section 78l of this title, . . . is directly or indirectly the beneficial owner of more than 5 per centum of such class shall, within ten days after such acquisition, send to the issuer of the security at its principal executive office, by registered or certified mail, send to each exchange where the security is traded, and file[] with the Commission, a statement containing such of the following information, and such additional information, as the Commission may by rules and regulations, prescribe as necessary or appropriate in the public interest or for the protection of investors–

“(A) the background, and identity, . . . and the nature of such beneficial ownership by, such person and all other persons by whom or on whose behalf the purchases have been or are to be effected;

* * *

“(C) if the purpose of the purchases or prospective purchases is to acquire control of the business of the issuer of the securities, any plans or proposals which such persons may have to liquidate such issuer, to sell its assets to or merge it with any other persons, or to make any other major change in its business or corporate structure;

“(D) the number of shares of such security which are beneficially owned, and the number of shares concerning which there is a right to acquire, directly or indirectly, by (i) such person, and (ii) by each associate of such person, giving the background, identity, residence, and citizenship of each such associate . . . ..”151

In order to prevent circumvention of Section 13(d)(1), Section 13(d)(3) further provides that “[w]hen two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer, such syndicate or group shall be deemed a ‘person’ for the purposes of this subsection.”152

151	15 U.S.C. § 78m(d)(1).

152	Id. § 78m(d)(3).

                              The heart of the dispute presently before the Court concerns whether (1) TCI’s investments in cash-settled TRSs referencing CSX shares conferred beneficial ownership of those shares upon TCI, and (2) TCI and 3G formed a group prior to December 12, 2007.

A.	Beneficial Ownership

The concept of “beneficial ownership” is the foundation of the Williams Act and thus critical to the achievement of its goal of providing transparency to the marketplace.153   Although Congress did not define the term, its intention manifestly was that the phrase be construed broadly. 154. The SEC did so in Rule 13d-3, which provides in relevant part:
“(a)           For the purposes of sections 13(d) and 13(g) of the Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

 “(1)           Voting power which includes the power to vote, or to direct the voting of, such security; and/or,

 “(2)           Investment power which includes the power to dispose, or to direct the disposition of, such security.

153
See Takeover Bids: Hearing Before the Subcomm. on Commerce and Finance of the H. Comm. on Interstate and Foreign Commerce, 90th Cong., 2d Sess. 40-41 (1968) (statement of Manuel F. Cohen, Chairman, Securities and Exchange Commission) (“[B]eneficial ownership is the test. [The acquiring entity] might try to get around it, and that would be a violation of law, but the legal requirement is beneficial ownership.”).

154	See, e.g., Wellman v. Dickinson, 682 F.2d 355, 365-66 (2d Cir. 1982) (rejecting narrow construction of § 13(d)(3) in light of legislative history), cert. denied 460 U.S. 1069 (1983).

“(b)   Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose of [sic] effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of section 13(d) or (g) of the Act shall be deemed for purposes of such sections to be the beneficial owner of such security.”155

The SEC intended Rule 13d-3(a) to provide a “broad definition” of beneficial ownership so as to ensure disclosure “from all those persons who have the ability to change or influence control.”156   This indeed is apparent from the very words of the Rule.  By stating that a beneficial owner “includes” rather than “means” any person who comes within the criteria that follow, it made plain that the language that follows does not exhaust the circumstances in which one might come within the term.157   The phrases “directly or indirectly” and “any contract, arrangement, understanding, relationship, or otherwise” reinforce that point and demonstrate the focus on substance rather than on form or on the legally enforceable rights of the putative beneficial owner.  It therefore is not surprising that the SEC, at the very adoption of Rule 13d-3, stated that the determination of beneficial ownership under Rule 13d-3(a) requires

“[a]n analysis of all relevant facts and circumstances in a particular situation . . . in order to identify each person possessing the requisite voting power or investment power. For example, for purposes of the rule, the mere possession of the legal right to vote securities under applicable state or other law . . . may not be determinative of who is a beneficial owner of such securities inasmuch as another person or persons may have the power whether legal, economic, or otherwise, to direct such voting.”158

155	See 17 C.F.R. § 240.13d-3.

156
Filing and Disclosure Requirements Relating to Beneficial Ownership, Exchange Act Release Nos. 33-5925, 34-14692, 43 Fed. Reg. 18,484, 18,489 (Apr. 28, 1978); Interpretive Release on Rules Applicable to Insider Reporting and Trading, Exchange Act Release No. 34-18114, 46 Fed. Reg. 48,147 (Oct. 1, 1981) (indicating that the concept of beneficial ownership under Section 13(d) “emphasizes the ability to control or influence the voting or disposition of the securities.”).

157
See, e.g., Fed. Land Bank of St. Paul v. Bismarck Lumber Co., 314 U.S. 95, 99-100 (1941); United States v. Huber, 603 F.2d 387, 394 (2d Cir. 1979), cert. denied 445 U.S. 927 (1980); W. 79th St. Corp. v. Congregation Kahl Minchas Chinuch, No. 03 Civ. 8606 (RWS), 2004 WL 2187069, at *5 (S.D.N.Y. Sept. 29, 2004).

158	Adoption of Beneficial Ownership Disclosure Requirements, Exchange Act Release Nos. 33-5808, 34-13291, 42 Fed. Reg. 12,342, 12,344 (Mar. 3, 1977)(emphasis added).

Nor does Rule 13d-3(a) exhaust the Commission’s efforts to cast a very broad net to capture all situations in which the marketplace should be alerted to circumstances that might result in a change in corporate control.  Rule 13d-3(b) was adopted so that Rule 13d-3(a) “cannot be circumvented by an arrangement to divest a person of beneficial ownership or to prevent the vesting of beneficial ownership as part of a plan or scheme to evade the reporting requirements of [S]ection 13(d).”159
With these considerations in mind, the Court turns to CSX’s contentions.  It first considers whether TCI had beneficial ownership, within the meaning of Rule 13d-3(a), of the shares of CSX stock referenced by its swap agreements and held by its counterparties by considering the facts and circumstances surrounding those contracts.  It then turns to the question of whether TCI, assuming it were not a beneficial owner of the hedge shares under Rule 13d-3(a), nevertheless would be deemed a beneficial owner under Rule 13d-3(b) because it used the TRSs as part of a plan or scheme to evade the disclosure requirements of Section 13(d) by avoiding the vesting of beneficial ownership in TCI.

159	Id.

1.	Rule 13d-3(a)

The contracts embodying TCI’s swaps did not give TCI any legal rights with respect to the voting or disposition of the CSX shares referenced therein.  Nor did they require that its short counterparties acquire CSX shares to hedge their positions.  But the beneficial ownership

“inquiry focuses on any relationship that, as a factual matter, confers on a person a significant ability to affect how voting power or investment power will be exercised, because it is primarily designed to ensure timely disclosure of market-sensitive data about changes in the identity of those who are able, as a practicable matter, to influence the use of that power.”160

It therefore is important to consider whether TCI’s TRSs contemplated that its counterparties would hedge their positions with CSX shares and, if so, whether TCI had “a significant ability to affect how voting power or investment power will be exercised.”

a.	Investment Power

TCI acknowledges, as it must, that its swaps contemplated the possibility that the counterparties might – indeed would – hedge by acquiring physical shares.  It emphasizes, however, that they were under no contractual obligation to do so and, indeed, had other means of hedging their short positions. Moreover, TCI asserts  that it had no influence over how its counterparties disposed of physical shares used to hedge a swap, if any, at the time of termination. TCI therefore maintains that it had no investment power over any shares used to hedge its swaps.

160
SEC v. Drexel Burnham Lambert Inc., 837 F. Supp. 587, 607 (S.D.N.Y. 1993) (internal quotation marks and emphasis omitted), aff’d sub nom. SEC v. Posner, 16 F.3d 520 (2d Cir. 1994), cert. denied, 513 U.S. 1077 (1995) (emphasis added).  Accord Filing and Disclosure Requirements Relating to Beneficial Ownership, Exchange Act Release Nos. 33-5925, 34-14692, 43 Fed. Reg. 18,484, 18,489 (Apr. 28, 1978) (Rule 13d-3(a) requires disclosure “from all those persons who have the ability to change or influence control”) (emphasis added); Interpretive Release on Rules Applicable to Insider Reporting and Trading, Exchange Act Release No. 34-18114, 46 Fed. Reg. 48,147 (Oct. 1, 1981) (indicating that the concept of beneficial ownership under Section 13(d) “emphasizes the ability to control or influence the voting or disposition of the securities.”) (emphasis added).

TCI correctly describes the legal instruments constituting the swaps. They do not require the counterparties to hedge their positions by purchasing CSX stock and do not in terms address the question of how the counterparties will dispose of their hedges at the conclusion of the swaps. But the evidence is overwhelming that these counterparties in fact hedged the short positions created by the TRSs with TCI by purchasing shares of CSX common stock.  As the charts set forth in Appendix 1 show, they did so on virtually a share-for-share basis and in each case on the day or the day following the commencement of each swap.161
This is precisely what TCI contemplated and, indeed, intended. None of these counterparties is in the business, so far as running its swap desk is concerned, of taking on the stupendous risks entailed in holding unhedged short (or long) positions in significant percentages of the shares of listed companies.  As a practical matter, the Court finds that their positions could not be hedged through the use of other derivatives.162   Thus, it was inevitable that they would hedge the TCI swaps by purchasing CSX shares.

161
Four of the counterparties – Citigroup, Deutsche Bank, Morgan Stanley, and UBS – purchased shares to hedge its corresponding swap short position every time they and TCI entered into a TRS. See Subrahmanyam Rebuttal Report, at 12.   Deutsche Bank in each case did so on the same day on which the TRS was transacted. See id. at 12. Merrill Lynch hedged fifteen of its sixteen swaps by purchasing an equivalent number of matching shares, all on the same day as the swap transaction, and Credit Suisse hedged fourteen of its sixteen swaps in the same manner, all on the same day as the swaps. Id.  (No data were provided for Goldman or J.P. Morgan.)

162	See Subrahmanyam Report ¶¶ 87-102 (explaining why alternative instruments used to hedge risk were not economically practical for the bank counterparties).

TCI knew that the banks would behave in this manner and therefore sought at the outset to spread its TRS agreements across a number of counterparties so as to avoid pushing any counterparty, individually, across the 5 percent threshold that would have triggered an obligation on the counterparty’s part to disclose its position under Regulation 13D.163 This would have been a cause for concern only if TCI understood that its counterparties, although not legally obligated to do so, in fact would hedge by purchasing CSX shares equal or substantially equal to the shares referenced by the TCI swaps.164
Moreover, TCI understood that there were advantages to TCI of its short counterparties hedging with physical shares. The fact that these are nominally cash-settled TRSs does not necessarily mean that they all will be settled for cash.  TCI and its counterparties have the ability to agree to unwind the swaps in kind, i.e., by delivery of the shares to TCI at the conclusion of each transaction, as indeed commonly occurs.165   That simple fact means that the hedge positions of the counterparties hang like the sword of Damocles over the neck of CSX.  Once the Hart-Scott-Rodino waiting period expired, nothing more was required to move the legal ownership of the hedge shares from the banks to TCI than the stroke of a pen or the transmission of an email.  This greatly enhances TCI’s leverage over CSX, even if it never settles any of the TRSs for cash, as indeed has been the case to date. And TCI so views the realities as evidenced by Amin’s statement to CSX that TCI’s swap position could be converted to shares at any time as well as his assertion on February 15, 2007, that TCI “owned” a quantity of shares that clearly included the shares held by its counterparties.

163	See PX 30, at TCI0929168; PX 22; PX 27.

164
Mr. Amin’s testimony that TCI could not and did not assume that each counterparty would hedge the swaps by purchasing a corresponding number of physical shares, see Tr. (Amin) at 202-03, 205-06, simply is not credible.

165	Henry Hu & Bernard Black, 79 S. Cal. L. Rev. at 868.

The corollary to the bank’s behavior at the front end of these transactions, viz. purchasing physical shares to hedge risk, is that the banks would sell those shares at the conclusion of the swaps (assuming cash settlement) so as to avoid the risk that holding the physical shares would entail once the downside protection of the swap was removed.  And that is exactly what happened here.  With very minor exceptions, whenever TCI terminated a swap, the counterparty sold the same number of physical shares that were referenced in the unwound swap and it did so on the same day that the swap was terminated.166   Citigroup, Credit Suisse, Deutsche Bank, Goldman, and Morgan Stanley did precisely this, as did Merrill Lynch and UBS save that (1) Merrill Lynch’s sales on a few occasions involved slightly different numbers of shares, and (2) UBS on five occasions sold on the day following the termination of a swap.167
To be sure, there is no evidence that TCI explicitly directed the banks to purchase the hedge shares upon entering into the swaps or to sell them upon termination.  Nor did it direct the banks to dispose of their hedge shares by any particular means.  But that arguably is not dispositive.
On this record, it is quite clear that TCI significantly influenced the banks to purchase the CSX shares that constituted their hedges because the banks, as a practical matter and as TCI both knew and desired, were compelled to do so. It significantly influenced the banks to sell the hedge shares when the swaps were unwound for the same reasons.

166	See Subrahmanyam Rebuttal Report Exs. 4.1 to 4.7.

167	Id.

b.	Voting Power

There is no evidence that TCI and any of its counterparties had explicit agreements that the banks would vote their hedge shares in a certain way.168   Moreover, the policies and practices of the counterparties with respect to voting hedge shares vary. 169 But these are not the only pertinent considerations.

(1)	Deutsche Bank

Between October and November 2007, TCI moved swaps referencing 28.4 million and 18.0 million shares into Deutsche Bank and Citigroup, respectively, while leaving swaps referencing 1,000 shares with each of its remaining six counterparties. 170 Hohn offered two reasons for doing so.
First, he said that he felt that commercial banks, which are backed by governmental institutions, entailed less credit risk than investment banks.  Second, he conceded that he picked Deutsche Bank and Citigroup – as opposed to other commercial banks – because he thought that “would be beneficial in terms of a potential vote of any hedge shares in a potential proxy fight.”171

168	See, e.g., DX 149 (Partnoy Report) ¶ 50.

169
Some appear to have policies that preclude its swap counterparties from influencing any votes on proprietary shares purchased to hedge swaps. Others, notably Deutsche Bank, do not prohibit swap counterparties such as TCI from influencing the manner in which it votes hedge shares.  Still others appear to lack any uniform policies.  Citigroup views the shares it purchases to hedge swaps as exclusively under its control and as “a matter of practice” does not vote those shares, but admitted that it “might vote” them.  Kennedy Dep. at 19, 24. UBS refers “[a]ny request by a swap counterparty relating to voting of a [UBS proprietary share]” to its legal department.  DX 149 (Partnoy Report) ¶¶ 49(c).

170	TCI left swaps in each of its six other counterparties to obscure the identities of its principal counterparties. Tr. (Amin) at 204-06; Docket item 70, at 64-65 ¶ 39.

171	DX 144 (Hohn) ¶ 30.

Hohn’s credit risk argument is not entirely persuasive.  Assuming arguendo that the commercial banks in general were safer than investment banks, it was by no means clear in November 2007 that Citigroup was not a credit risk, notwithstanding its backing by the Federal Reserve.172 But it is unnecessary to pause on that point, as it is entirely clear that the move into at least Deutsche Bank was made substantially out of Hohn’s belief that he could influence the voting of the shares it held to hedge TCI’s swaps.  As an initial matter, Hohn was well aware that Austin Friars, a hedge fund within Deutsche Bank, held a proprietary position in CSX common stock.  From at least March 2007, when Austin Friars invited TCI to submit questions for and listen in on the John Snow call, the two funds shared a common interest in taking a railroad private.  Nor was this the first time that they had shared detailed information about positions or plans.  Hohn believed that TCI could exploit this relationship to influence how Austin Friars, and in turn how Deutsche Bank, voted its CSX shares.173 But there is considerably more to the Deutsche Bank situation than Austin Friars.
CSX initially set the record date for voting at its annual meeting as February 27, 2008.174 Immediately before that record date, Deutsche Bank owned 28.4 million shares to hedge its short position created by its TCI TRSs.175 Immediately preceding and following the record date, there were large and aberrant movements of CSX shares into and out of Deutsche Bank’s hands.176 CSX argues that these movements show that Deutsche Bank (1) had sought to boost revenues by loaning the shares in its hedge positions, presumably to short sellers, (2) recalled the loans so that it would own the shares on the record date and thus be entitled to vote them, (3) wished to vote those shares pursuant to an arrangement with TCI, and (4) then reloaned the shares immediately after the record date.

172
See, e.g., Carrick Mollenkamp, HSBC, the Subprime Seer: Sanguine View Isn’t Likely, Wall St.J., Nov. 12, 2007, at C1 (noting that Citigroup was expected to announce potential write-downs of nearly $11 billion in the fourth quarter of 2007).

173	Amin’s testimony to the contrary, see Tr. (Amin) at 218, is not credible.

174	PX 264 (Ward) ¶ 25.

175	Subrahmanyam Rebuttal Report Ex. 4.3.

176	PX 270 (Miller) ¶¶ 16-19, 26, 28, 34; Tr. (Miller) at 76-77.

TCI would have the Court reject this scenario as speculative. It argues that the record date for voting coincided closely177 with the record date determining the right to receive dividends and that it would have been quite natural for Deutsche Bank to have acted to ensure its receipt of those funds. Moreover, it argues that Deutsche Bank witnesses denied that any recall occurred.178
TCI’s argument falls considerably short.  For one thing, CSX adjourned its annual meeting and changed the record date after the record date for payment of a dividend had passed.179 There is no evidence that the record date for the dividend was changed.  Nevertheless, a similar influx and outflow of shares took place around the adjourned record date.180   In consequence, the desire to receive the dividend is not a likely explanation for what transpired.  Moreover, the bank witnesses upon whom TCI relies in fact lacked any personal knowledge of the material facts.181

177	The coincidence was not exact. There was a two day difference. PX 16, at CSX CORP 00008177-78; PX 17, at CSX CORP 00008181.

178	Tr., June 9, 2008, at 28:18-29:5.

179	The record date for payment of dividends was February 29. The new record date for the adjourned shareholders meeting was set on March 14. PX 17, at CSX CORP 00008181; PX 18, at CSX CORP 00008206.

180	Tr. (Miller) at 84.

181
See Arnone Dep. at 39-40, 51-54; Busby Dep. at 24, 28-30, 34.  In fact, TCI cites to the deposition of Arnone, see docket item 59, at 33, without disclosing that the pages referenced record not testimony, but a statement by counsel. See Arnone Dep. at 54-48.

In the last analysis, the question whether there was an agreement – explicit or implicit – between Deutsche Bank and TCI with respect to the voting of the shares is a close one.  In view of the grounds on which the Court ultimately disposes of this case, however, it is unnecessary to make a finding on the point.

(2)	All of the Counterparties

The Court is not persuaded that there was any agreement or understanding between TCI and any of the other banks with respect to the voting of their hedge shares.  But the SEC has made plain that a party has voting power over a share under Rule 13d-3(a)(1) if that party has the “ability to control or influence the voting . . . of the securities.”182   So the question of influence must be considered with respect to all of the banks.
As an initial matter, TCI, which knew that the banks would hedge the swaps by purchasing physical shares, could and at least to some extent did select counterparties by taking their business to institutions it thought would be most likely to vote with TCI in a proxy contest. D.F. King’s “Preliminary Vote Outlook” presentation concerning the proxy contest indicates that certain types of investors adhere to particular voting patterns in contested elections and are influenced by the recommendations made by institutional proxy advisory firms such as RiskMetrics (formerly ISS).183 Although D.F. King was clear that it could not guarantee the manner in which a particular investor would vote, patterns of behavior made it possible for TCI to predict the likelihood of that vote and place its swap transactions accordingly.

182
Interpretive Release on Rules Applicable to Insider Reporting and Trading, Exchange Act Release No. 34-18114, 46 Fed. Reg. 48,147 (Oct. 1, 1981) (emphasis added).  See also Wellman, 682 F.2d at 365 n.12 (beneficial ownership not defined by Rule 13d-3 “solely as present voting power”).

183	See PX 160, at TCI0891561-62.

Further, some of the banks’ policies gave TCI the power to prevent a share from being voted. Credit Suisse, for example, appears to follow a policy of not voting its hedge shares if it is solicited by its counterparty in a contested situation.184   In such instances, then, TCI could ensure that that bank’s hedge shares would not be voted against it by the simple expedient of soliciting its counterparty.  Thus, by entering into a TRS with Credit Suisse, TCI was in a position to ensure that Credit Suisse would purchase shares that otherwise might have been voted against TCI in a proxy fight and then to ensure that those shares would not be so voted.  While this would not be as favorable a result as dictating a vote in its favor, it would be better than leaving the votes of those shares to chance.
Finally, the fact that TCI thought it could influence Citigroup at least suggests that its relationship with Citigroup permitted it to do so.  Nevertheless, the proof on this point is not sufficient to find that TCI in fact had that ability.

184	DX 149 (Partnoy Report) ¶ 49(a).

c.	Synthesis

In the last analysis, there are substantial reasons for concluding that TCI is the beneficial owner of the CSX shares held as hedges by its short counterparties.  The definition of “beneficial ownership” in Rule 13d-3(a) is very broad, as is appropriate to its object of ensuring disclosure “from all . . . persons who have the ability [even] to . . . influence control.” 185 It does not confine itself to “the mere possession of the legal right to vote [or direct the acquisition or disposition of] securities,”186 but looks instead to all of the facts and circumstances to identify situations in which one has even the ability to influence voting, purchase, or sale decisions of its counterparties by “legal, economic, or other[]” means.187
On this record, TCI manifestly had the economic ability to cause its short counterparties to buy and sell the CSX shares.  The very nature of the TRS transactions, as a practical matter, required the counterparties to hedge their short exposures.  And while there theoretically are means of hedging that do not require the purchase of physical shares, in the situation before the Court it is perfectly clear that the purchase of physical shares was the only practical alternative.  Indeed, TCI effectively has admitted as much.  It did so by spreading its swap transactions among eight counterparties to avoid any one hitting the 5 percent disclosure threshold and thus triggering its own reporting obligation – a concern that was relevant only because TCI knew that the counterparties were hedging by buying shares.  And it did so in closing argument, where its counsel said that the banks’ purchases of CSX shares were “the natural consequence” of the swap transactions.188   Thus, TCI patently had the power to cause the counterparties to buy CSX.  At the very least, it had the power to influence them to do so.  And once the counterparties bought the shares, TCI had the practical ability to cause them to sell simply by unwinding the swap transactions.  Certainly the banks had no intention of allowing their swap desks to hold the unhedged long positions that would have resulted from the unwinding of the swaps.

185	Note 156, supra.

186	Note 158, supra.

187	Id.

188	Tr., June 9, 2008, at 27:33.

The voting situation is a bit murkier, but there nevertheless is reason to believe that TCI was in a position to influence the counterparties, especially Deutsche Bank, with respect to the exercise of their voting rights.
TCI nevertheless argues strenuously against a finding that it has beneficial ownership of the shares, focusing heavily on the fact that it had no legal right to direct its short counterparties to buy or sell shares or to vote them in any particular way, indeed at all.189 Some amici, more cautiously, urge that any finding of beneficial ownership be rooted in unique facts of this case to avoid upsetting what they say is the settled expectation of the marketplace that equity swaps, in and of themselves, do not confer beneficial ownership of the referenced shares. They contend that a broader ruling could have extensive implications and that the subject therefore is dealt with more appropriately by administrative agency rule making than case-by-case adjudication.  And the SEC Division of Corporation Finance argues – perhaps inconsistently with some of the Commission’s past statements about the breadth of the definition of beneficial ownership190 – that there is no beneficial ownership where the short counterparties buy, sell, or vote their hedge shares as a result of their own economic incentives and not pursuant to legal obligations owed to their long counterparties, although it does not comment on the facts of this case. The Division, moreover, suggests that a contrary ruling would be novel and upset settled expectations of the market.

189
Defendants rely on an SEC interpretive release in which the Commission took the position that “[a] purchaser of a cash-settled security future (i.e., a security future that, by its terms, must be settled by a cash payment) would not count the equity securities underlying the contract for purposes of determining whether he or she is subject to the Regulation 13D reporting requirements, because he or she does not have the right to acquire beneficial ownership of the underlying security.”  Commission Guidance on the Application of Certain Provisions to Trading in Security Futures Products, 67 Fed. Reg. 43,234, 43,240 (June 27, 2002) (listed as an interpretive release at 17 C.F.R. pts. 231 and 241).

As an initial matter, no one suggests that this interpretation resolves the question before this Court.  The interpretive release involved only cash-settled securities futures, which are impersonal exchange traded transactions, and at least to that extent, unlike cash-settled equity swaps.  Moreover, there is no evidence that the Commission intended this guidance to apply outside the context of cash-settled securities futures.  In any case, in view of the fact that the matter is being decided on other grounds, this interpretation need not be addressed at greater length.

190	The statements referred to, e.g., note 156, supra, were not made in the specific context of swaps or other derivatives.

The focus on TCI’s legal rights under its swap contracts, while those rights certainly are relevant, exalts form over substance.  The securities markets operate in the real world, not in a law school contracts classroom.  Any determination of beneficial ownership that failed to take account of the practical realities of that world would be open to the gravest abuse.  Indeed, this Court is not alone in recognizing that abuses would be facilitated by a regime that did not require disclosure of the sort that would be required if “beneficial ownership” were construed as advocated by CSX.191

191
See, e.g., Henry Hu & Bernard Black, Equity and Debt Decoupling and Empty Voting II: Importance and Extensions, 156 U. Penn.L.Rev. 625, 735-37 (2008) (assuming that equity swaps do not give the long party beneficial ownership, they can be used to secure effective control without disclosure otherwise required by § 13(d)).

Similarly, professor and former SEC commissioner Joseph Grundfest and other academics have written that “[i]n the context of this case, the . . . integrity of the stock market was undermined and an uneven playing field was created.”  See Letter from Joseph Grundfest, Henry Hu, and Marti Subrahmanyam to Brian Cartwright, General Counsel of the SEC (June 2, 2008), at 13.

Moreover, the Court is inclined to the view that the Cassandra-like predictions of dire consequences of holding that TCI has beneficial ownership under Rule 13d-3(a) have been exaggerated. 192 For one thing, there is no reason to believe that there are many situations in which the 5 percent reporting threshold under Section 13(d) would be triggered by such a ruling. The overwhelming majority of swap transactions would proceed as before without any additional Regulation 13D or G reporting requirements.  The issue here, moreover, is novel and hardly settled. And markets can well adapt regardless of how it ultimately is resolved.  Indeed, the United Kingdom reportedly now requires disclosure of economic stakes greater than 1 percent in companies involved in takeovers and is considering requiring disclosure at the 3 percent level in other companies, levels lower than would be required to trigger Section 13(d), assuming that the TRSs here fall within Rule 13d-3(a).193 Yet there is no reason to believe that the sky has fallen, or is likely to fall, in London.
Nor do potentially broad implications or any supposed advantage of administrative rule making over adjudication permit a court to decline to decide an issue that must be decided in order to resolve a case before it.  But it is equally true that courts should decide no more than is essential to resolve their cases.

192
A major proponent of the hypothesis that dire consequences will ensue from a determination of beneficial ownership in this case is defendants’ expert Frank Partnoy.  Having considered Partnoy’s positions and Marti Subrahmanyam’s responses, the Court believes Partnoy’s views are exaggerated and declines to accept them. In addition, Partnoy’s views in this respect are unpersuasive because his failure to engage with the specific circumstances of this case renders his generalizations suspect.

193	Robert Cyran, Policing Equity Derivatives, Wall St. J., June 7, 2008, at B14.

In this case, it is not essential to decide the beneficial ownership question under Rule 13d-3(a).  As is discussed immediately below, TCI used the TRSs with the purpose and effect of preventing the vesting of beneficial ownership of the referenced shares in TCI as part of a plan or scheme to evade the reporting requirements of Section 13(d).  Under Rule 13d-3(b), TCI, if it is not a beneficial owner under rule 13d-3(a), therefore is deemed – on the facts of this case – to beneficially own those shares. The Court therefore does not rule on the legal question whether TCI is a beneficial owner under Section 13d-3(a).

2.	Rule 13d-3(b)

In construing any statute or rule, the Court is governed by well-established principles. It first must examine “the language of the provision at issue,”194 which governs “‘unless that meaning would lead to absurd results.’”195 In addition, the provision “should be construed so that effect is given to all its provisions, so that no part will be inoperative or superfluous, void or insignificant, and so that one section will not destroy another unless the provision is the result of obvious mistake or error.”196
We begin with the language.  Rule 13d-3(b) provides:

“Any person who, directly or indirectly, [1] creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device [2] with the purpose of [sic] effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership [3] as part of a plan or scheme to evade the reporting requirements of section 13(d) or (g) of the Act shall be deemed for purposes of such sections to be the beneficial owner of such security.”197

194	Resnik v. Swartz, 303 F.3d 147, 151-52 (2d Cir. 2002).

195	Forest Watch v. United States Forest Serv., 410 F.3d, 115, 117 (2d Cir. 2005) (quoting Reno v. Nat’l Transp. Safety Bd., 45 F.3d 1375, 1379 (9th Cir. 1995)).

196	APWU v. Potter, 343 F.3d 619, 626 (2d Cir. 2003) (internal citation omitted).

197	See 17 C.F.R. § 240.13d-3(b).

Thus, the Rule by its plain terms is triggered when three elements are satisfied:

●	the use of a contract, arrangement, or device
●	with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership
●	as part of a plan or scheme to evade the reporting requirements of Section 13(d) or (g).

It is undisputed that TCI’s cash-settled TRSs are contracts.  The first element therefore concededly is satisfied.
The evidence that TCI created and used the TRSs, at least in major part, for the purpose of preventing the vesting of beneficial ownership of CSX shares in TCI and as part of a plan or scheme to evade the reporting requirements of Section 13(d) is overwhelming.  Joe O’Flynn, the chief financial officer of TCI Fund told its board, albeit not in the specific context of CSX, that one of the reasons for using swaps is “the ability to purchase without disclosure to the market or the company.”198   TCI emails discussed the need to make certain that its counterparties stayed below 5 percent physical share ownership,199 this in order to avoiding triggering a disclosure obligation on the part of a counterparty.  TCI admitted that one of its motivations in avoiding disclosure was to avoid paying a higher price for the shares of CSX, which would have been the product of front-running that it expected would occur if its interest in CSX were disclosed to the market generally.200   Indeed, TCI acquired only approximately 4.5 percent in physical CSX shares to remain safely below the 5 percent reporting requirement until it was ready to disclose its position.

198	PX 19, at TCI0011386; see also Subrahmanyam Report ¶ 72.

199	PX 22, 27-30; see also Subrahmanyam Report Exs. D, D.1-D.7.

200	DX 144 (Hohn) ¶ 22; Tr. (Hohn) at 188-90.

To be sure, there is evidence that TCI argues points in the opposite direction.  It did disclose to CSX the fact that it had exposure to its stock well before it made a Schedule 13D filing. But that does not carry the day.  Telling an issuer that an investor has exposure to its stock is quite a different matter than timely disclosing to the marketplace generally the details of the investor’s position, its plans and intentions, its contracts and arrangements with respect to the issuer’s securities, and its financing and then keeping that information up to date as Regulation 13D requires.  For one thing, the market in general does not necessarily know even what the issuer knows. And the issuer is left to guess as to many of the important matters that compliance with Regulation 13D requires. Here, TCI’s limited disclosure to CSX and its concealment of broader, more timely, and more accurate information from the marketplace served its objectives.  It exerted pressure on CSX, a pressure that was enhanced by the lack of complete information.  And it kept the marketplace entirely and, after CSX filed its Form 10-Q, largely in the dark, thus serving TCI’s interest in permitting it to build its position without running up the price of the stock.  In all the circumstances, the Court finds that each of the elements of Rule 13d-3(b) is satisfied here.

This outcome is supported by the views of the SEC’s Division of Corporation Finance as the Court understands them. While the Division did not comment upon or attempt to analyze the facts of this case in light of governing legal standards, its amicus letter appears to take two positions. First, it states the view that “the long party’s underlying motive for entering into the swap transaction generally is not a basis for determining whether there is ‘a plan or scheme to evade.’”201 It goes on to say that it believes “that the mental state contemplated by the words ‘plan or scheme to evade’ is generally the intent to enter into an arrangement that creates a false appearance.” It states that “a person who entered into a swap would be a beneficial owner under Rule 13d-3(b) if it were determined that the person did so with the intent to create the false appearance of non-ownership of a security.”  But it adds that it “cannot rule out the possibility that, in some unusual circumstances, a plan or scheme to evade the beneficial ownership provisions of Rule 13d-3 might exist where the evidence does not indicate a false appearance or sham transaction.”202  Having said that, however, the letter concludes that “as a general matter, a person that does nothing more than enter into an equity swap should not be found to have engaged in an evasion of the reporting requirements.”203
As an initial matter, no one suggests that TCI did “nothing more than enter into an equity swap.”  At a minimum, it entered into the TRSs rather than buying stock for the purpose, perhaps among others, of avoiding the disclosure requirements of Section 13(d) by preventing the vesting of beneficial ownership in TCI.

201	Letter from Brian Breheny, Deputy Director of the Division of Corporation Finance, to Judge Kaplan (June 4, 2008), at 3.

202	Id.

203	Id. at 4.

Passing on to its other point, the Division’s assertion that “a person who entered into a swap would be a beneficial owner under Rule 13d-3(b) if it were determined that the person did so with the intent to create the false appearance of non-ownership of a security” suffers from some degree of ambiguity. On the one hand, the statement may be intended merely to illustrate a specific intent that would satisfy the test, without intending to exhaust the possibilities.  On the other, it may intend to convey the thought that an intent to create a false appearance of non-ownership is indispensable to a Rule 13d-3(b) finding.  Two considerations persuade the Court that the former is the case.
First, the Division declined to “rule out the possibility that . . . a plan or scheme to evade . . . might exist [without] a false appearance or sham transaction.”  It follows that it cannot be saying that, in its view, a false appearance of non-ownership is a necessary condition for application of Rule 13d-3(b).
Second, reading Rule 13d-3(b) as requiring an intent to create a false appearance of non-ownership would violate a fundamental principle of statutory construction. An appearance of non-ownership cannot be false unless one in fact is at least a beneficial owner.  That beneficial ownership would satisfy Rule 13d-3(a), thus making Rule 13d-3(b) superfluous. In consequence, Rule 13d-3 as a whole is inconsistent with any view that a false appearance of non-ownership is a prerequisite to application of Rule 13d-3(b).

This leaves us with the Division’s more likely position, viz. that Rule 13d-3(b) is satisfied only where the actor intends to create some false appearance, albeit not necessarily a false appearance of non-ownership.  But false appearance of what?
The goal of Section 13(d) “is to alert the marketplace to every large, rapid aggregation or accumulation of securities . . . which might represent a potential shift in corporate control.”204 In consequence, the natural reading is that the Division refers to a false appearance that no such accumulation is taking place.  Put another way, Rule 13d-3(b) applies where one enters into a transaction with the intent to create the false appearance that there is no large accumulation of securities that might have a potential for shifting corporate control by evading the disclosure requirements of Section 13(d) or (g) through preventing the vesting of beneficial ownership in the actor.
If that is what the Division means, then its proposed standard is more than satisfied in this case. TCI intentionally entered into the TRSs, with the purpose and intent of preventing the vesting of beneficial ownership in TCI, as part of a plan or scheme to evade the reporting requirements of Section 13(d) and thus concealed precisely what Section 13(d) was intended to force into the open. And if this is not what the Division means, the Division’s argument would be unpersuasive.205   After all, there is not one word in Section 13(d) or in Rule 13d-3 that supports a requirement of an intent to create a false appearance of non-ownership if that term requires anything more than concealment of the sort of secret market accumulations that went on here.

204	Treadway Cos., Inc. v. Care Corp., 638 F.2d 357, 380 (2d Cir. 1980) (internal citation omitted).

205
As a staff interpretation, the Division’s views are entitled to no greater weight than flows from their persuasive qualities. See United States v. Mead Corp., 533 U.S. 218, 234-35 (2001); Skidmore v. Swift & Co., 323 U.S. 134, 139-40 (1944); see also Gryl ex rel. Shire Pharms. Group PLC v. Shire Pharms. Group PLC, 298 F.3d 136, 145 (2d Cir. 2002), cert. denied 537 U.S. 1191 (2003).

Undaunted, TCI argues that it did not trigger Rule 13d-3(b).  It relies in part on a letter from Professor Bernard Black to the SEC in which the professor argued that “it must be permissible for an investor to acquire equity swaps, rather than shares, in part – or indeed entirely – because share ownership is disclosable under § 13(d) while equity swaps are not.”206   He bases this argument on the premise that “the underlying [i.e., evasive] activity must involve holding a position which is ‘beneficial ownership’ under the statute (Exchange Act § 13(d) or (g)), but would otherwise fall outside the rule – outside the SEC’s effort to define the concept of beneficial ownership elsewhere in Rule 13d-3.”207   With respect, the Court finds the argument unpersuasive.
As an initial matter, the SEC, in the Court’s view, has the power to treat as beneficial ownership a situation that would not fall within the statutory meaning of that term.  Section 23(a) of the Exchange Act208 grants the Commission the “power to make such rules and regulations as may be necessary or appropriate to implement the provisions of this chapter for which [it is] responsible . . . .”209   The validity of a rule or regulation promulgated under such a grant of authority will be sustained so long as it is “reasonably related to the purposes of the enabling legislation.”210

206	Letter from Bernard Black to Brian G. Cartwright, General Counsel of the SEC (May 29, 2008), at 4-5 (emphasis in original).

207	Id. at 5 (emphasis in original).

208	15 U.S.C. § 78w(a).

209	Id. § 78w(a)(1).

210
See Amendments to Tender Offer Rules; All-Holders and Best-Price, Exchange Act Release Nos. 33-6653, 34-23421, 51 Fed. Reg. 25,873-01, 25,875 (July 11, 1986); see also Mourning v. Family Publ’ns Serv., Inc., 411 U.S. 356, 369 (1973) (quoting Thorpe v. Housing Auth. of City of Durham, 393 U.S. 268, 280-81 (1969)); Polaroid Corp. v. Disney, 862 F.2d 987, 994-95 (3d Cir. 1988) (sustaining All Holders Rule as within the SEC’s rulemaking authority).

The purpose of Section 13(d) is to alert shareholders of “every large, rapid aggregation or accumulation of securities, regardless of technique employed, which might represent a potential shift in corporate control.”211   Rule 13d-3(b) was promulgated to further this purpose by preventing circumvention of Rule 13d-3 with arrangements designed to avoid disclosure obligations by preventing the vesting of beneficial ownership as defined elsewhere212 – in other words, where there is accumulation of securities by any means with a potential shift of corporate control, but no beneficial ownership.  As Rule 13d-3(b) therefore is reasonably related to the purpose of the statute, it is a perfectly appropriate exercise of the Commission’s authority even where it reaches arrangements that otherwise would not amount to beneficial ownership.

211	GAF Corp. v. Milstein, 453 F.2d 709, 717 (2d Cir. 1971), cert. denied 406 U.S. 910 (1972).

212	Adoption of Beneficial Ownership Disclosure Requirements, Exchange Act Release No. 335808, No. 34-13291, 42 Fed. Reg. 12,342, 12,344 (Mar. 3, 1977).

Second, while it may be debated whether the term “beneficial ownership” as used in the Williams Act is broader than or coextensive with the same language as used in Rule 13d-3(a),213 one thing is quite clear.  If Rule 13d-3(b) reaches only situations that involve beneficial ownership, then it reaches only situations that are reached by Rule 13d-3(a). Professor Black’s view thus would render Rule 13d-3(b) superfluous.
* * *
In sum, the Court finds that TCI created and used the TRSs with the purpose and effect of preventing the vesting of beneficial ownership in TCI as part of a plan or scheme to evade the reporting requirements of Section 13(d).  Under the plain language of Rule 13d-3(b), it thus is deemed to be a beneficial owner of the shares held by its counterparties to hedge their short exposures created by the TRSs.

B.	Group Formation

CSX contends that TCI and 3G violated Section 13(d) because they failed timely to disclose that they had formed a group.  TCI and 3G contend that they did not form a group until December 12, 2007, and therefore satisfied their disclosure obligations when they filed a Schedule 13D on December 19, 2007.214

213
The language of the Rule defines the term “[f]or the purposes of sections 13(d) and 13(g) of the Act.”  17 C.F.R. § 240.13d-3(a).  While the use in the Rule of the term “includes,” inter alia, makes clear that Rule 13d-3(a)(1) and (2) are not the only criteria that define “beneficial ownership,” Rule 13d-3(a) as a whole appears quite plainly to reflect the Commission’s intent to define the term exhaustively for purposes of the statute.  Curiously, however, the Division’s amicus letter, without citation of authority, states that the Division “believes that Rule 13d-3, properly construed, is narrower in coverage than the statute.”

214	JX 8.

Section 13(d)(3) provides that “[w]hen two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer, such syndicate or group shall be deemed a ‘person’ for the purposes of this subsection.”215   The existence of a group turns on “whether there is sufficient direct or circumstantial evidence to support the inference of a formal or informal understanding between [members] for the purpose of acquiring, holding, or disposing of securities.”216 Group members need not “be committed to acquisition, holding, or disposition on any specific set of terms. Instead, the touchstone of a group within the meaning of Section 13(d) is that the members combined in furtherance of a common objective.”217  In this respect, an allegation that persons have formed a group “is analogous to a charge of conspiracy” in that “both assert that two or more persons reached an understanding, explicit or tacit, to act in concert to achieve a common goal.”218   The requisite agreement “may be formal or informal, and need not be expressed in writing.”219   The likelihood that any agreement in this case would be proved, if at all, only circumstantially is perhaps greater than usual because the parties went to considerable lengths to cover their tracks.220

215	15 U.S.C. § 78m(d)(3).

216	Hallwood Realty Partners, L.P. v. Gotham Partners, L.P., 286 F.3d 613, 617 (2d Cir. 2002) (internal quotation marks omitted).

217	Wellman, 682 F.2d at 363; see Morales v. Quintel Entm’t, Inc., 249 F.3d 115, 124.

218	Hallwood Realty Partners, L.P. v. Gotham Partners, L.P., 95 F. Supp. 2d 169, 176 (S.D.N.Y 2000), aff’d, 286 F.3d 613.

219
Hallwood Realty Partners, 286 F.3d at 617; see Rounseville v. Zahl, 13 F.3d 625, 632 (2d Cir. 1994) (“[C]onspiracies are by their very nature secretive operations that can hardly ever be proven by direct evidence.”).

220
Hohn testified that he was “particularly sensitive to the issue of groups and knowledgeable about when a group is formed and when it is not formed,” Tr. (Hohn) at 180, and claims often to have begun conversations with other hedge funds, including 3G, by saying that the two parties were not a group. Id. (Behring) at 120.  Furthermore, when TCI approached the line between non-group and group behavior as it viewed it, it sought to limit any paper trail. See, e.g., PX 84; see also PX 46, at TCI0345190 (“we cannot be in a group so we are careful on sending models”).

The Court already has made detailed findings concerning the defendants’ activities and motives throughout the relevant period.  The most salient points are summarized and, to a large extent, conveniently depicted on the timeline included in Appendix 2:221

●	TCI and 3G have had a close relationship for years, in part because 3G’s Synergy Fund is an investor in TCI.
●	January 2007 - Hohn and Behring discuss TCI’s investment in CSX, including its approximate size.
●	February 2007 – 3G begins buying CSX shortly after Behring’s January conversation with Hohn.

221
The timeline in the original and official copy of this opinion is in color and larger than the standard 8.5 x 11 inch page.  A reduced, black and white copy is included in the electronically filed version.

●	On or about February 13, 2007 – Hohn speaks to his “friend Alex” Behring about CSX as a result of market excitement regarding CSX attributable in whole or part to 3G’s heavy buying.
●	At about the same time, Hohn begins tipping other funds to CSX, which continues for some time. This is an effort to steer CSX shares into the hands of like-minded associates.
●	March 29, 2007 – Amin and Behring meet.
●	March 29, 2007 – 3G resumes CSX purchases after hiatus.
●
March 29, 2007 through April 18, 2007 – TCI increases its overall (shares plus swaps) position by 5.5 million shares, or 1.2 percent of CSX.  3G increases its position by 11.1 million shares, or 2.5 percent of CSX.

●	August to September 2007 – Hohn becomes concerned about possible reregulation. Both 3G and TCI reduce their CSX exposures, although 3G to a proportionately greater extent than TCI.
●
Late September - October 2007 – TCI tells D.F. King it probably will mount proxy contest.  Hohn and Behring meet on September 26, 2007.  Both TCI and 3G resume increasing their positions in the wake of the meeting.  Both begin looking for director nominees.

These circumstances – including the existing relationship, the admitted exchanges of views and information regarding CSX, 3G’s striking patterns of share purchases immediately following meetings with Hohn and Amin, and the parallel proxy fight preparations – all suggest that the parties’ activities from at least as early as February 13, 2007, were products of concerted action notwithstanding the defendants’ denials.  Defendants nevertheless argue strenuously that they did not form a group until December 2007.

Perhaps their most significant point is the assertion that 3G’s sale of 40 percent of its holdings in August to September 2007 is inconsistent with concerted action because TCI did not act accordingly.  But the argument ultimately is unpersuasive for at least two reasons.
First, while it is true that TCI did not reduce its exposure by a like proportion (40 percent), TCI and 3G in that period shared misgivings about being as heavily exposed to CSX as they then were.  TCI also reduced its exposure, albeit by a smaller percentage.  The difference may be characterized as static.  Moreover, what is most striking about this period is not that the two entities reduced their exposure asymmetrically. It is that 3G began increasing its exposure again less than a week after TCI decided to launch a proxy fight and on precisely the same day that Amin and Behring met – September 26, 2007.  In other words, the parties shared misgivings in August-September when they were reducing their positions, but they got back on the track, so to speak, that they had been on previously by late September.
Second, even assuming, for the sake of argument, that 3G’s August-September sales were, in whole or in part, not within the mutual contemplation of the defendants, that would not necessarily foreclose a finding that they acted as a group.  Co-conspirators and members of cartels act on their own from time to time.  While this is a fact entitled to be considered in determining whether an agreement existed and, if so, its terms and duration, the weight to be given to it depends upon the circumstances.222

222
See, e.g., United States v. Beaver, 515 F.3d 730, 739 (7th Cir. 2008) (“It is not uncommon for members of a price-fixing conspiracy to cheat on one another occasionally, and evidence of cheating certainly does not, by itself, prevent the government from proving a conspiracy.”).

Defendants rely heavily also on the Court’s bench opinion in Hallwood Realty Partners, L.P. v. Gotham Partners, L.P.223 and, in particular, on its observations that relationships and communications among people and parallel investments in the same company, even where coupled with a motive to avoid discovery, do not necessarily require the conclusion that the actors formed a group.  That of course is true. Equally true, however, is that these and other factors all are relevant to the question.224 Each case presents the issue whether the trier of fact is persuaded by a preponderance of the evidence that the defendants before it formed a group.  Each turns on its own facts.  So Hallwood Realty does not decide this case, although it certainly is pertinent.
In the last analysis, the question comes down to whether this trier of fact, having considered all of the circumstantial evidence – including the frequent lack of credibility of Hohn, Amin, and Behring and the inferences to be drawn therefrom – is persuaded that TCI and 3G formed a group with respect to CSX securities earlier than they claim.  It finds that they did so no later than February 13, 2007.

C.	Alleged Schedule 13D Deficiencies

CSX contends that the TCI-3G Schedule 13D was materially false and misleading because it (1) failed accurately to disclose their beneficial ownership of CSX common stock by falsely disclaiming beneficial ownership of the shares referenced in the swaps, (2) misrepresented the date of group formation and the beneficial ownership of the group’s holdings, (3) failed to disclose information concerning contracts, arrangements, understandings, or relationships among group members and others, and (4) failed to disclose plans or proposals as to CSX’s business or corporate structure.

223	No. 00 Civ. 1115 (LAK) (S.D.N.Y. dated Feb. 23, 2001), aff’d, Hallwood Realty Partners, L.P., 286 F.3d 613.

224	Id.; see Wellman, 682 F.2d at 363-65 (relying, inter alia, upon communications and common objectives among putative members to sustain “group” finding).

1.	Legal Standard

A beneficial owner of greater than 5 percent of a class of any equity security is required to disclose, within ten days of acquiring that position, the information contained in Section 13(d)(1)(A) - (E) on a Schedule 13D. 225 “A duty to file under [Section] 13(d) creates the duty to file truthfully and completely.” 226 Section 13(d) is violated only to the extent that any misstatement or omission is material, viz. “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.”227

2.	Beneficial Ownership

CSX contends that defendants’ Schedule 13D is materially misleading because it (1) fails to include the shares referenced in the TRSs in the aggregate of shares beneficially owned and (2) disclaims beneficial ownership over those shares.  Whether because TCI and 3G beneficially own those shares under Rule 13d-3(a), which the Court does not decide, or because they are deemed to beneficially own them under Rule 13d-3(b), as the Court has held, the 13D in fact was misleading. Nevertheless, the 13D disclosed the entirety of defendants’ position in CSX and the manner in which it was held. It therefore was not materially so.  In any case, the facts now are widely disseminated.

225	15 U.S.C. § 78m(d)(1).

226	United States v. Bilzerian, 926 F.2d 1285, 1298 (2d Cir.), cert. denied, 502 U.S. 813 (1991).

227
Id. (citing TSC Indus., Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976) (noting that to satisfy the materiality requirement, “there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.”).

3.	Group Formation

CSX asserts that the Schedule 13D is materially misleading because defendants fail to disclose (1) the correct date on which the group was formed, and (2) an accurate number of shares beneficially owned by the group.
The latter contention fails for the reason discussed above.  And although the failure to file a Schedule 13D disclosing the existence of a group within ten days of its formation violated Section 13(d), the information that was material when the Schedule 13D belatedly was filed was the existence of the group, not the date of its formation.  No reasonable investor, aware of the existence of a group, would find the date on which the group was formed to be important in making an investment decision.228

228	See Standard Metals Corp. v. Tomlin, 503 F. Supp. 586, 603-04 (S.D.N.Y. 1980) (disclosure of the existence of a group renders the date of formation “relatively immaterial”).

4.	Contracts, Arrangements, Understandings, or Relationships

Item 6 of Schedule 13D mandated disclosure of any contracts, arrangements, understandings, or relationships with respect to any CSX securities. CSX contends that defendants failed to disclose material terms of their swap agreements, the number of shares referenced in each, and the aggregate number of shares referenced in all of their swaps, and failed to file the swap agreements under Item 7.  Moreover, CSX asserts that 3G failed to disclose the material terms of its credit default swaps.
Defendants disclosed that (1) they had swaps and the counterparties to those swaps, (2) the aggregate percentage of shares that were referenced in those swaps, and (3) 3G had credit default swaps.  Moreover, they disclosed in Item 5 that they had calculated the percentages of their holdings based on the assumption that CSX had 420,425,477 shares outstanding.229  While defendants might have disclosed more, what they omitted was not material.  Further, assuming arguendo that defendants should have included the actual swap agreements in Item 7, their failure to do so was de minimis.230

229	JX 8 (Items 5 and 6).

230	The Court doubts whether any reasonable investor would have found those agreements, some of which exceeded 100 pages, important in making an investment decision.

5.	Plans or Proposals

The statement in the 13D that defendants “originally acquired Shares for investment in the ordinary course of business because they believed that the Shares, when purchased, were undervalued and represented an attractive investment opportunity”231 was accurate in a limited sense but was false and misleading because it misrepresented the fact that TCI intended from the outset to bring about changes in the policies and, if need be, management of CSX.  Nevertheless, defendants’ present plans and intentions are plain from the additional paragraphs in Item 4 and the letters attached as Exhibits 2 and 3 and incorporated by reference into Item 4.  In light of these disclosures, the false statement concerning defendants’ reasons for originally acquiring shares therefore would be unlikely to have any significant impact on shareholders.232   The misstatement therefore is not material.

II.	Section 14(a)

CSX contends that defendants made materially false and misleading statements in their preliminary and definitive proxy statements filed on March 10, April 15, and April 28, 2008,233 (collectively the “Proxy Filings”) in violation of Section 14(a) of the Exchange Act234 and Rule 14a-9 thereunder.235   Specifically, it asserts that defendants (1) failed to disclose the true extent of their beneficial ownership of CSX shares of common stock by falsely disclaiming beneficial ownership of shares associated with TRSs, (2) misrepresented the date upon which the TCI-3G group was formed and the number of shares it beneficially owned, (3) failed adequately to disclose the contracts with swap counterparties, (4) misrepresented TCI’s position with respect to a settlement of the proxy fight, and (5) set forth a false two-year history of the insurgents’ respective transactions in CSX securities because they failed properly to disclose the swap transactions.

231	JX 8 (Item 4).

232	See Int’l Banknote Co., Inc. v. Muller, 713 F. Supp. 612, 621 (S.D.N.Y. 1989).

233	JX 12, JX 17, JX 19.

234	15 U.S.C. § 78n(a).

235	17 C.F.R. § 240.14a-9.

Section 14(a) makes it unlawful to solicit proxies “in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.”236   Rule 14a-9 prohibits the solicitation of proxies “containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.”237   A fact is material in a proxy solicitation “if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote.”238
As an initial matter, CSX’s first three bases for contending that the Proxy Filings are materially false and misleading mirror the challenges it levied against defendants’ Schedule 13D filing. They fail for the same reason.
CSX next asserts that TCI’s statements that it “made many concessions with the hope of being able to reach an amicable resolution with CSX that would avoid a proxy contest” and, during the January 2008 negotiations, “indicated willingness to sign a one year stand-still agreement” 239 were materially false and misleading.  It contends that TCI (1) mischaracterizes Mr. Hohn’s approach to the negotiations and (2) fails to mention that Mr. Hohn expressed willingness to enter into a standstill agreement only after negotiations were terminated.

236	15 U.S.C. § 78n(a).

237	17 C.F.R. § 240.14a-9(a).

238	Virginia Bankshares, Inc. v. Sandberg, 501 U.S. 1083, 1090 (1991); Resnik v. Swartz, 303 F.3d 147, 151 (2d Cir. 2002).

239	JX 19, at page 5.

None of these statements is materially false or misleading. TCI did make concessions during negotiations, a fact demonstrated by Mr. Ward’s notes,240 notwithstanding Mr. Hohn’s original position that he wanted all five of his candidates seated on the board.  Moreover, although it is true that Hohn expressed willingness to agree to a standstill only after negotiations had terminated, it is not clear that he knew they had been terminated or that they could not have been resuscitated by such a concession.
Finally, CSX contends that TCI failed to disclose its history of swap transactions over the preceding two years.  Item 5(b)(1)(vi) of Schedule 14A requires that the filing party “[s]tate with respect to all securities of the registrant purchased or sold within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each such date.”241 This does not require disclosure of swap transactions.  Notwithstanding that fact, both 3G and TCI disclosed the swap agreements in which they were counterparties.242
Accordingly, defendants made no materially misleading statements or omissions in its Proxy Filings and therefore are not in violation of Section 14(a) or Rule 14a-9.

240	See DX 306.

241	17 C.F.R. § 240.14a-101.

242	JX 19, at 18.

III.	Section 20(a)

Section 20(a) of the Exchange Act provides:

“Every person who, directly or indirectly, controls any person liable under any provision of [the Exchange Act] or of any rule or regulation thereunder shall also be liable jointly and severally with and to the same extent as such controlled person to any person whom such controlled person is liable, unless the controlling person acted in good faith and did not directly or indirectly induce the act or acts constituting the violation or cause of action.”243

CSX claims that Messrs. Hohn and Behring are jointly and severally liable for the violation of Sections 13(d). It is undisputed that Messrs. Hohn and Behring, respectively, controlled these entities.  The only possible remaining question as to their personal liability relates to their individual culpability.
There is a lively debate in this Circuit as to whether culpable participation is an element of a plaintiff’s prima facie case under Section 20(a) or, instead, whether lack of culpability is an affirmative defense that must be pleaded and proved by a controlling person in order to escape liability for violations by a controlled person. This Court holds the latter view,244 which in this case is fatal to the individual defendants because they have neither pleaded nor proved the affirmative defense.  In this case, however, the controversy is beside the point.  CSX would prevail on this point even if it bore the burden of proving culpable participation.

243	15 U.S.C. § 78t(a).

244
E.g., In re BISYS  Sec. Litig., 397 F. Supp. 2d 430, 450-52 (S.D.N.Y. 2005); In re Parmalat Sec. Litig., 375 F. Supp. 2d 278, 307-10 (S.D.N.Y. 2005); In re NTL, Inc. Sec. Litig., 347 F. Supp. 2d 15, 37 n.127 (S.D.N.Y. 2004)

Hohn was involved in the day-to-day oversight of the swap agreements from the beginning of TCI’s investment in CSX.  His focus included ensuring that TCI did not push any counterparty across the five percent reporting threshold.  He engaged in discussions with Behring regarding TCI’s investments and precipitated the conversation on or about February 13 by which – and probably during which – TCI and 3G formed a group regarding CSX.  He was responsible for making a filing under the HSR Act in which TCI said that TCI “intend[ed] to try to influence management in how the company is run,”245 and he signed the October 16 letter to the CSX board.246 Hohn signed also the Schedule 13D filed on December 19, 2007.247
Behring similarly controlled the day-to-day investment activities of 3G.  He spoke with TCI frequently and formed a group with Hohn.  He attempted at various times to meet with CSX management and signed a letter to them indicating that 3G had made a Hart-Scott-Rodino filing.248 He met with Amin on several occasions, during which time the two spoke about their respective investment plans for their TCI holdings and then directed purchases or sales to be made thereafter. Behring also signed the Schedule 13D.
In all the circumstances, Hohn and Behring quite plainly induced the Section 13(d) violations. Hohn nevertheless argues that he relied upon the advice of counsel and therefore acted in good faith. 249 The argument relies exclusively on his trial testimony that TCI retained counsel before it made investments, followed their advice as to what was permissible, and was “aware that if you held more than 5 percent of a company in physical shares, . . . then derivative positions where you had economic interests but no voting benefit had to also be disclosed.” 250 The implication is that he was advised that TCI was not obliged to disclose its derivative position before becoming the beneficial owner of more than 5 percent of the physical shares.  The argument, however, is not appropriately considered and in any case unpersuasive.

245	PX 87A, at TCI0418758.

246	PX 140.

247	JX 8.

248	PX 105.

249	See Docket item 59, at 56-57.

250
Tr. (Hohn) at 187-88.

The fact that the testimony that TCI relies upon came in response to a question by the Court is beside the point.  It would be fundamentally unfair for TCI now to assert that it relied upon the advice of counsel after having prevented CSX from inquiring into what advice was sought and on what factual predicate, and what advice in fact was given.

During pretrial discovery, CSX sought disclosure, including production of documents, concerning the legal advice that TCI had obtained. TCI and Hohn responded by asserting the attorney-client privilege to block disclosure.251 CSX objects to their now relying on the belatedly and incompletely disclosed advice of counsel.
The Court agrees with CSX.  Having blocked discovery of the existence and nature of any legal advice it sought, Hohn will not now be heard to assert that his actions were consistent with the advice of counsel and therefore in good faith. 252 In any case, Hohn’s attempt to rely on the advice of counsel is not convincing given that he has failed to offer evidence sufficient to permit the Court to find that TCI fully disclosed all material facts to counsel, that any failure to do so did not make Hohn’s reliance unreasonable, and that Hohn and TCI conformed their actions in all respects to the advice they received.  In fact, Hohn testified at his deposition that TCI did not even ask counsel whether it needed to disclose its swaps because it thought it already knew the answer.253

251	See, e.g., Docket item 89, at 3-7.

252
E.G.L. Gem Lab Ltd. v. Gem Quality Inst., Inc., 90 F. Supp. 2d 277, 296 n.133 (S.D.N.Y. 2000), aff’d, 4 Fed. Appx. 81 (2d Cir. 2001) (affirming judgment and finding of bad faith); Trouble v. Wet-Seal, Inc., 179 F. Supp. 2d 291, 304 (S.D.N.Y. 2001) (party waives advice of counsel defense by failing to disclose intention to assert that defense during discovery); In re Buspirone Antitrust Litig., 208 F.R.D. 516, 521-24 (S.D.N.Y. 2002) (similar); In re Worldcom, Inc. Sec. Litig., No. 02 Civ. 3288 (DLC), 2005 WL 600019 (S.D.N.Y. Mar. 15, 2005) (denying leave to amend to assert advice of counsel defense given lack of notice during discovery); In re Worldcom, Inc. Sec. Litig., No. 02 Civ. 3288 (DLC), 2005 WL 627721 (S.D.N.Y. Mar. 16, 2005) (same); see Bilzerian, 926 F.2d at 1292.

253	Docket item 90, Ex. 15, at 139:19-140:5.

Accordingly, the Court finds that Hohn and Behring are jointly and severally liable for the violations of Section 13(d).

IV.	Notice of Proposed Director Nominee and Bylaw Amendment

As noted, TCI on January 8, 2008, submitted to CSX a Stockholder Notice of Intent to Nominate Persons for Election as Directors in which it proposed its slate of candidates for the board. Later in January, it sent two supplemental notices regarding its intent to propose an amendment of the bylaws to allow holders of 15 percent or more of all outstanding CSX shares to call a special meeting for any purpose permissible under Virginia law. The January 8 notice,254 which in this respect was incorporated into the supplemental notices,255 avowed that TCI beneficially owned 8.3 percent of CSX’s shares, a figure that did not include the shares referenced under its TRSs.

254	PX 159.

255	JX 9, 10.

Article I, Section 11(a)(i), of CSX’s bylaws provides in substance that any shareholder of record as of the appropriate date may nominate persons for election and propose business to be considered by the shareholders provided, in relevant part, that the shareholder “complies with the notice procedures set forth in . . .. Section 11.”256  Section 11(c)(i) makes clear that “[o]nly such persons who are nominated in accordance with the procedures set forth in . . . Section 11 shall be eligible . . . to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in . . . Section 11.”257  Section 11(a)(ii) states in pertinent part that a shareholder’s notice:

“shall set forth . . . (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made . . . (2) the class and number of shares of capital stock of the Corporation that are owned beneficially and of record by such shareholder and such beneficial owner.”258

CSX’s position is simplicity itself.  Defendants, it argues, beneficially owned the shares referenced by their TRSs.  Accordingly, it argues, defendants’ statement in the notice that they beneficially owned 8.3 percent of CSX’s shares did not accurately disclose their beneficial ownership in compliance with the bylaws in consequence of which the notice was deficient.  The response to this argument is equally simple.

256	JX 30, at 4.

257	Id. at 7.

258	Id. at 5.

Assuming for purposes of discussion that the defendants were beneficial owners of the shares referenced by their TRSs within the meaning of Rule 13d-3, and assuming further that the definition of the term “beneficial owner” in the bylaws is coextensive with that in the Rule, the fact remains that the defendants’ swap positions were disclosed in Annex E to the notice.  Under Virginia law, corporate bylaws are construed in accordance with principles used in construing statutes, contracts, and other written instruments.259  The essential purpose of the notice provision having been satisfied by the defendants’ disclosure of their interest, they have complied with its requirements in substance if not in all trivial particulars.260   That is all that was required. Moreover, it ill behooves CSX, which asks the Court to focus on substance rather than form in determining whether defendants’ swaps gave them beneficial ownership of the referenced shares held by their counterparties, to exalt form over substance in construing defendants’ notice by disregarding the fact that defendants disclosed the swap positions, albeit without characterizing those positions as giving them beneficial ownership.  This is especially so because CSX drafted its own bylaw and thus could have defined beneficial ownership in a manner that would have required the precise disclosure that it here contends was required.

259	Virginia High Sch. League, Inc. v. J.J. Kelly High Sch., 254 Va. 528, 531 (1997).

260
See, e.g., Akers v. James T. Barnes of Washington, D.C., 227 Va. 367, 370-71 (1984) (“Substantial compliance with reference to contracts, means that although the conditions of the contract have been deviated from in trifling particulars not materially detracting from the benefit the other party would derive from a literal performance, he has received substantially the benefit he expected, and is, therefore, bound to pay.”) (emphasis removed).

Accordingly, CSX’s attack on defendants’ notice is without merit.

V.	Counterclaims

Defendants have asserted counterclaims against CSX and Ward.  They allege that CSX’s proxy solicitations are materially false and misleading in violation of Section 14(a) and that Ward is liable for this violation under Section 20(a).  They claim also that a by-law amendment adopted by the CSX board on February 4, 2008 (the “Amendment”) violates Virginia law.  They seek declaratory and injunctive relief.

A.	Section 14(a) Claim

Section 14(a) of the Exchange Act prohibits the solicitation of proxy materials in contravention of rules and regulations prescribed by the SEC.261   Rule 14a-9 prohibits proxy solicitation:

“by means of any proxy statement . . . containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading . . . ..”262

261	15 U.S.C. § 78n(a).

262	17 C.F.R. § 240.14a-9(a).

Thus, an “omission of information from a proxy statement will violate [Section 14(a)] if either the SEC regulations specifically require disclosure of the omitted information in a proxy statement, or the omission makes other statements in the proxy statement materially false or misleading.”263    “In the context of a proxy solicitation, a statement is material ‘if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote.’”264

1.	Target Awards Under the Long Term Incentive Plan

Defendants argue that the CSX proxy statement is incomplete and misleading in its disclosure of the long term incentive compensation awarded to executives and employees.
On May 1, 2007, CSX’s compensation committee submitted and the board adopted the CSX 2007-2009 Long Term Incentive Plan (“LTIP”), which set target awards for covered executives and employees. The target awards are measured in CSX shares.  They are not grants of shares, but establish the possibility of future compensation.  Actual awards may be adjusted depending, inter alia, on performance.  The target award, measured in CSX shares, however,  serves as the benchmark for any adjustments. The value of CSX shares on the date of the target awards therefore affects the range of potential actual awards.

263	See Resnik v. Swartz, 303 F.3d 147, 151 (2d Cir. 2002).

264	Resnik, 303 F.3d at 151 (quoting Virginia Bankshares, Inc. v. Sandberg, 501 U.S. 1083, 1090 (1991)).

The CSX compensation committee and the board possessed material non-public information at the time it set the target awards. 265 However, the board did not coordinate setting the target awards with the disclosure of material non-public information.266
The CSX proxy describes the timing of the performance grants as follows:

“Beginning with the 2006-2007 and 2006-2008 [LTIP], the [Compensation] Committee adopted the practice of granting target awards at the May meeting of the Committee, which is the first regular meeting following receipt in April by the Committee and the Board of the Company’s business plan for the upcoming three-year period .. . . .”267

Defendants argue that this is inadequate because it does not disclose that the company set the performance grants while in possession of material non-public information.

265	See, e.g., PX 4 at 5; PX 267 (Munoz) ¶ 21; PX 265 (Richardson) ¶ 13.

266	PX 265 (Richardson) ¶¶ 12, 14.

267	JX 5, at 27.

268	17 C.F.R. § 240.14a-101 (Item 8).

SEC rules require that a proxy statement “explain all material elements of the registrant’s compensation of the named executive officers,” including the information specified in Item 402 of Regulation S-K.268   Regulation S-K explains that “[h]ow the determination is made as to when [compensation] awards are granted, including awards of equity-based compensation,” may be a material element of compensation. 269 An SEC release further explains that under these regulations, a company should disclose if it had or intends to have “a program, plan or practice to select option grant dates . . . in coordination with the release of material non-public information. .. . .”270 Thus, if CSX had a program, plan or practice to coordinate the timing of the grants with the release of material non-public information, that practice should have been disclosed in the proxy materials.  But there is no convincing evidence that CSX had such a practice.  Furthermore, disclosure of the fact that the compensation committee possessed material non-public information at the time they set the target awards is not necessary to make other statements not false or misleading.

2.	The CSX Board’s Compliance With CSX Insider Trading Policy

Defendants argue that the CSX proxy statement is materially misleading because it fails to disclose that the board violated the company’s insider trading policy.
CSX’s policy provides that “[n]o CSX officer, employee or director . . . may purchase, sell or otherwise conduct transactions in any CSX security while he or she is aware of material nonpublic information about CSX.”271   It further prohibits any officer, employee, or director from engaging in transactions in CSX securities during certain “blackout periods.”272   The policy defines “CSX security” broadly to include “any derivative instrument (including, but not limited to contracts, swap agreements, warrants and rights), the value of or return on which is based on or linked to the value of or return on any CSX security.”273

269	17 C.F.R. § 229.402(b)(2)(iv).

270
Executive Compensation and Related Person Disclosure, Exchange Act Release Nos. 33-8732A, 34-54302A, 71 Fed. Reg. 53,158, 53,163-64 (Sept. 8, 2006).  CSX argues that the performance grants are not options and thus fall outside of this regulation. But the SEC release makes clear that this disclosure should be made with regard to “the award of stock options and other equity-based instruments.”  Id. at 53,165.  The SEC’s Division of Corporation Finance confirms this. SEC, Item 402 of Regulation S-K - Executive Compensation, Questions & Answers of General Applicability, Question 3.01, http://www.sec.gov/divisions/corpfin/guidance/execcomp402interp.htm.  That the performance grants are subject to later adjustment is immaterial because the trading price on the date of the grant determines the number of shares that can be earned.  If the grants were made just prior to the release of material non-public information that increased the trading price, then the monetary value of the grants would appear artificially small.  It is this type of timing, if done as part of a program, plan, or practice, that should be disclosed under the regulation and guidance.

271	JX 27, at 1.

272	Id. at 3.

273	Id. at 1.

As described above, on May 1, 2007, the compensation committee and the board set the target awards for the 2007-2009 LTIP while in possession of material non-public information. In addition, on December 12, 2007, the board granted 5,000 shares of common stock to each non-employee director, 274 pursuant to the CSX Stock Plan for Directors, which  allows directors to grant themselves shares on a discretionary basis at any time and upon such terms as the board deems fit.275 The size and timing of this grant was consistent with discretionary grants made in prior years, and did not depend on the market value of the shares on the day of the grant. 276 The board’s December 12, 2007, grants were made during a blackout period as defined by the insider trading policy.
Defendants argue that the board violated CSX’s insider trading policy by (1) setting the 2007-2009 LTIP target awards while in possession of material non-public information, and (2) making discretionary share grants to directors during a blackout period.  Defendants argue that the proxy statement is materially misleading because it does not disclose these violations.

274	PX 14, at 8.

275	JX 5, at 15.

276	PX 269 (Fitzsimmons) ¶ 10.

The Court is not persuaded that the insider trading policy, which by its terms applies to transactions of an officer, employee or director, applies also to transactions of the board when it acts as a board.  Furthermore, assuming arguendo that these transactions violated the insider trading policy, the defendants do not articulate how the omission of this fact renders any statement in the proxy statement materially false or misleading.  It is not sufficient that defendants characterize a violation of the insider trading policy as a breach of the board’s fiduciary duty.  “[N]o general cause of action lies under § 14(a) to remedy a simple breach of fiduciary duty.”277
In any case, the proxy statement discloses the facts and circumstances of these transactions.  Defendant’s complaint is merely that CSX should have described the transactions as violations of its insider trading policy.  But the disclosure rules do not oblige CSX to describe these transactions in pejorative terms.278
The Court is not persuaded that the transactions by the board violated CSX’s insider trading policy.  But assuming, arguendo, that these transactions constitute breaches of the board’s fiduciary duties, the Court concludes that the CSX proxy statement is not materially false or misleading by its failure to disclose those breaches.

277
Koppel v. 4987 Corp., 167 F.3d 125, 133 (2d Cir. 1999); see Va. Bankshares, 501 U.S. at 1098 n.7 (“Subjection to liability for misleading others does not raise a duty of self-accusation; [rather] it enforces a duty to refrain from misleading.”)

278
In re: PHLCORP Sec. Tender Offer Litig., 700 F. Supp. 1265, 1269 (S.D.N.Y.1988) (stating, in a § 14(e) case, that as long as the relevant underlying facts are disclosed, the securities laws do not require insiders to characterize conflict of interest transactions with pejorative nouns or adjectives); see GAF Corp. v. Heyman, 724 F.2d 727, 740 (2d Cir. 1983).

3.	CSX’s Belief that TCI Seeks Effective Control

Defendants argue that CSX’s statements that it believed that TCI was seeking “effective control” of the board279 are materially false and misleading.
TCI has nominated only five candidates for election to a twelve-member board.280 Although this would not be a majority, TCI told CSX that it would use this position to influence the work of the board.281   Based on this and other experiences with TCI, 282 CSX honestly believed that TCI was seeking effective control.283
Statements of opinion may be materially false and misleading if the opinion is both objectively and subjectively false.284 The defendants argue that CSX could not have believed that TCI was seeking effective control of the board because TCI has nominated only a minority slate of directors.  Thus, the defendants seek to define effective control as being nothing less than a majority of the board.  This is not the natural implication of the phrase as used by CSX in these circumstances.285   Indeed, the February 14, 2008, letter acknowledges specifically that TCI had nominated only a minority slate before concluding that TCI sought effective control.  Because effective control often is understood to mean something considerably less than a majority position, there is no conflict between CSX’s knowledge that TCI has nominated a minority slate and its opinion that TCI hopes to use that position to exert effective control.  Accordingly, the Court concludes that these statements are not materially false or misleading.

279
Such statements were made in the Board’s February 14, 2008, letter to Hohn (DX 79) and in CSX’s March 17, 2008, press release (DX 86).  CSX has filed both of these documents as additional solicitation material pursuant to Rule 14a-12.

280	JX 17, at 1.

281	PX 266 (Kelly) ¶ 25 (Kelly understood Hohn to have threatened to create a dissident board that could disrupt the operation of the board).

282	See, e.g., PX 108 (indicating that TCI might attempt to replace the entire board); PX 111 (same).

283	PX 266 (Kelly) ¶ 27.

284
Virginia Bankshares, 501 U.S. at 1095-96; Bond Opportunity Fund v. Unilab Corp., No. 99 Civ. 11074 (JSM), 2003 WL 21058251, at *5 (S.D.N.Y. May 9, 2003); In re: McKesson HBOC, Inc. Sec. Litig., 126 F.Supp.2d 1248, 1260, 1265 (N.D.Cal. 2000).

285
For example, TCI’s proxy solicitor, D.F. King, expressed the opinion that “the loss of confidence expressed by shareholders in electing a short-slate dramatically alters long-standing board alliances and creates opportunities for change.”  PX 135.

4.	TCI’s Proposal Regarding Capital Expenditures

Defendants argue that Michael Ward’s statement286 that “one hedge fund . . . actually demanded that CSX freeze investment in its rail system” is materially false and misleading.  It has suggested, it says, only that CSX freeze all growth investment pending congressional action on a re-regulation bill.287
CSX argues that Ward’s statement is true because Ward believed and continues to believe that it is true.  But Ward’s belief is not relevant – this statement is one of fact, not opinion. Ward’s statement inaccurately represents that TCI suggested that CSX freeze all as opposed to a particular type of investment.  But this does not get defendants where they want to go.

285
For example, TCI’s proxy solicitor, D.F. King, expressed the opinion that “the loss of confidence expressed by shareholders in electing a short-slate dramatically alters long-standing board alliances and creates opportunities for change.”  PX 135.

286	This statement was made in a March 11, 2008, opinion article by Michael Ward published in the Washington Times. DX 184. CSX filed the article as additional soliciting material.

287	See, e.g., DX 47, 83, 82 at 99, 152-54; PX 96, 121.

In order to violate Rule 14a-9, a misleading statement must be made with respect to a material fact.  The relevant question therefore is whether there is “a substantial likelihood that a reasonable investor would consider [TCI’s position on non-growth investment] important in deciding how to vote.”288
Whether this is a material fact in the context of this proxy fight is a close question. One of the matters that shareholders will be asked to decide is whether to vote for the minority slate nominated by TCI. The directors’ recommendation about how to vote is likely to be material to such a decision, and the directors’ reasons for a recommendation also may be material.289 When the Supreme Court evaluated the materiality of false statements in Virginia Bankshares, it observed that “[n]aturally . . . the shareowner faced with a proxy request will think it important to known the directors’ belief about the course they are recommending and their specific reasons for urging the stockholders to embrace it.”290
An argument for finding materiality in this case is that Ward, by describing TCI’s proposal inaccurately, was able to make the board’s recommendation to vote against the TCI slate more persuasive.  Faced with a somewhat similar circumstance, the D.C. Circuit concluded that it would be intolerable to allow someone to claim that a fact is immaterial after relying on that fact to make a decision appear well informed.291

288	Resnik, 303 F.3d at 151 (quoting Virginia Bankshares, 501 U.S. at 1090).

289
See Virginia Bankshares, 501 U.S. at 1090-91 (“We think there is no room to deny that a statement of belief by corporate directors about a recommended course of action, or an explanation of their reasons for recommending it, can [be material].”)

290	Id. at 1091.

291	Berg v. First Am. Bankshares, Inc., 796 F.2d 489, 496 (D.C. Cir. 1986).

While such an outcome might be troubling, it does little to explain whether a fact is material. A trivial fact does not become material merely because it is related to a material fact.  For example, if a false reason is given for a decision but the false reason is trivial, then it is unlikely that it did much to make the decision appear well reasoned and it remains a trivial fact.
In the circumstances of this case, the Court is not persuaded that there is a substantial likelihood that a reasonable investor would consider this important in deciding how to vote. Accordingly, Ward’s statement did not violate the law.

5.	The CSX-TCI Negotiations

In a March 17, 2008, CSX press release, CSX’s lead director, Mr. Kelly is quoted as saying:  “In an effort to avoid the disruption and expense of a proxy contest [CSX has] spoken with TCI on a number of occasions in an attempt to find common ground.”292   Defendants claim this statement is materially false and misleading.

292	DX 86.

The CSX board asked Kelly, as presiding director of the CSX board, to meet with Hohn to assess whether a proxy contest could be avoided.293   Early in the negotiations, Ward 100 encouraged Kelly to end the negotiations and kill any agreement.294   But the CSX board asked Kelly to continue negotiations with Hohn, which he did.295   As the negotiations proceeded, both sides discussed possible concessions.296   Ultimately, the negotiations ended without an agreement. 297
Defendants claim that CSX had no intention of finding common ground with TCI,  and that its statement to the contrary therefore is materially false and misleading.  TCI provides no evidence to support this claim.  Defendants focus on Ward’s intention to end the negotiations and CSX’s post-negotiation strategy to win the proxy contest,298 but neither of these facts suggest that CSX approached the negotiations in January with no intent to find common ground.
There is no evidence that CSX had no intention of finding common ground with TCI. Defendants, therefore, cannot establish that Kelly’s statement is materially false or misleading.

293	PX 266 (Kelly) ¶ 21.

294	Tr. (Ward), at 13:9-14; 13:21-23; 16:21-24.

295	PX 15, at 2-3; PX 266 (Kelly) ¶¶ 21-22.

296	See, e.g., PX 266 (Kelly) ¶ 23; DX 144 (Hohn) ¶¶ 45-47.

297	See PX 169.

298
Although Ward admits that CSX’s current plan is to “deploy offense and defense with the goal of zero dissidents,” there is no evidence that CSX adopted this plan while the negotiations with TCI were ongoing.  See Tr. (Ward) at 22:2-23:7; DX 307 (notes from meeting that occurred after end of negotiations).

6.	CSX’s Purposes in Bringing this Lawsuit

CSX’s March 17, 2008, press release quotes Mr. Ward as saying that “[CSX] filed this suit . . . to ensure that all of our shareholders receive complete and accurate information.”299 Defendants argue that this statement is materially false and misleading.
Speaking bluntly, this contention does not warrant a serious response.  If the American people do not know that not every protestation of high motive, made in a contested election, can be taken literally, there is not much hope for any of us.

B.	Declaratory Relief Regarding By-Laws Amendment

On February 4, 2008, the CSX board adopted an amendment to the CSX bylaws under which shareholders of record representing at least fifteen percent of the outstanding shares of CSX’s stock may call a special meeting for certain limited purposes. 300 The Amendment does not allow special meetings to be called to elect or remove directors.301  CSX management is seeking shareholder ratification of the Amendment at the upcoming shareholder meeting.302

299	DX 86.

300	JX 5, at 54; JX 30, at Art. I, § 2(b) (the amendment).

301	Although the Amendment does not preclude specifically the use of special meetings for the election or removal of directors, its terms achieve that effect. See DX 266 (Kelly ¶ 7).

302	JX 5, at 54.

CSX’s Articles of Incorporation do not limit the circumstances in which directors may be removed.303    Its shareholders thus have the power to remove directors with or without cause, 304 although “[a] director may be removed . . . only at a meeting called for the purpose of removing the director.”305
Defendants argue that the Amendment is void because it prevents shareholders from calling a special meeting to remove a director without cause and therefore prevents the shareholders from exercising their right to remove directors without cause.  This argument is flawed.  First, Virginia law does not guarantee shareholders the right to call special meetings.306 Second, the Amendment does not change shareholders’ ability to call special meetings to remove directors – they were not able to call a special meeting to remove directors before its adoption.  Finally, although the Amendment does not allow shareholders to call a special meeting for the purpose of removing a director, others are authorized to do so.307

303	See DX 98.

304	VA. CODE § 13.1-680.

305	Id.

306	Rather, shareholders are only able to call a special meeting if the articles or bylaws of the corporation authorize it. VA. CODE § 13.1-655.

307	VA CODE § 13.1-655 provides that “[a] corporation shall hold a special meeting of shareholders . . . [o]n call of the chairman of the board of directors, the president, the board of directors . . . .”

VI.	Relief

CSX seeks several forms of injunctive relief, some of it far reaching.
In considering its request, it is well to bear in mind that courts in this circuit have found an implied private right of action for issuers – such as plaintiff – to bring claims for injunctive relief for violations of Sections 13(d) and 14(a)308 on the premise that the “congressional purpose was furthered by providing issuers with the right to sue ‘to enforce [the] duties created by [the] statute.’”309 Allowing an issuer to seek injunctive relief “furthers the object of § 13(d) by increasing honest disclosure for the benefit of investors without placing incumbent management in a stronger position than aspiring control groups.” 310 This principle informs the scope of relief available to an issuer-plaintiff like CSX.
In private actions under the securities laws, relief is “determined according to traditional principles.  Thus, [CSX] must succeed on the merits and ‘show the absence of an adequate remedy at law and irreparable harm if the relief is not granted.’”311   Further, to obtain an injunction based on a violation of Section 13(d), the irreparable harm must be to those interests which that section seeks to protect.312

308
See, e.g., GAF Corp. v. Milstein, 453 F.2d 709, 720 (2d Cir. 1971) (§13(d)), cert. denied, 406 U.S. 910 (1972)); Capital Real Estate Investors Tax Exempt Fund Ltd. P’ship v. Schwartzberg, 929 F.Supp. 105, 108-09 (S.D.N.Y. 1996) (§ 14(a)). See also Rondeau, 422 U.S. at 62-63 (securities laws generally); Mobil Corp. v. Marathon Oil Co., 669 F.2d 366, 371 (6th Cir.1981) (§ 14(a)), cert. denied, 455 U.S. 982, 102 S.Ct. 1490, 71 L.Ed.2d 691 (1982).

309	Hallwood Realty Partners, L.P., 286 F.3d at 620.

310	Id. at 620-21.

311
Roach v. Morse, 440 F.3d 53, 56 (2d Cir. 2006) (quoting N.Y. State Nat’l Org. for Women v. Terry, 886 F.2d 1339, 1362 (2d Cir.1989) (citing Rondeau, 422 U.S. at 57)). The Court applies the standard for a permanent injunction because this case was tried on the merits, pursuant to FED. R. CIV. P. 65(a)(2).

312
ICN Pharm., Inc. v. Khan, 2 F.3d 484, 489 (2d Cir. 1993) (“[A]n injunction will issue for a violation of § 13(d) only on a showing of irreparable harm to the interests which that section seeks to protect” (quoting Treadway Cos., 638 F.2d at 380); Capital Realty Investors Tax Exempt Fund Ltd. P’ship v. Dominium Tax Exempt Fund L.L.P., 944 F. Supp. 250, 258, 599 (S.D.N.Y. 1996) (§ 14); ONBANCorp, Inc. v. Holtzman, 956 F. Supp. 250, 256 (N.D.N.Y. 1997) (§ 14); E. H. I. of Fla., Inc. v. Ins. Co. of N. Am., 499 F.Supp. 1053, 1066 (D.C.Pa. 1980) (§ 14).  Moreover, when assessing irreparable harm for 13(d) claims, the court is not concerned with the shareholder who already has sold shares at a depressed price. E.ON AG v. Acciona, S.A., 468 F.Supp.2d 537, 557 (S.D.N.Y. 2006) (citing Rondeau, 422 U.S. at 59).

A.	Success on the Merits

The Court has found that the defendants violated Section 13(d) in that (1) TCI did not file the required disclosure within 10 days of acquiring beneficial ownership in 5 percent of CSX shares, and (2) TCI and 3G failed to file the required disclosure within 10 days of forming a group.313 But the Court has not found that the defendants’ Schedule 13D disclosure is false, misleading, or otherwise inadequate as to a material fact.
Nor has the Court found that the defendants violated Section 14(a) or Rule 14d-9. Accordingly, injunctive relief is evaluated in light of the two 13D violations.
The fact that the Court has found no proxy rule violation or material misstatement or omission in the Schedule 13D that belatedly was filed disposes of several of CSX’s prayers for relief. There is no basis for ordering corrective disclosure or for voiding proxies that defendants have obtained. Thus, the only remedies within the range of reasonable consideration are sterilization of the shares that defendants acquired during the period when they were out of compliance with Section 13(d), which amounts to about 6.4 percent of CSX’s outstanding shares,314 and an injunction against future disclosure violations.

313
ICN Pharm., Inc. v. Khan, 2 F.3d 484, 489 (2d Cir. 1993) (“[A]n injunction will issue for a violation of § 13(d) only on a showing of irreparable harm to the interests which that section seeks to protect” (quoting Treadway Cos., 638 F.2d at 380); Capital Realty Investors Tax Exempt Fund Ltd. P’ship v. Dominium Tax Exempt Fund L.L.P., 944 F. Supp. 250, 258599 (S.D.N.Y. 1996) (§ 14); ONBANCorp, Inc. v. Holtzman, 956 F. Supp. 250, 256 (N.D.N.Y. 1997) (§ 14); E. H. I. of Fla., Inc. v. Ins. Co. of N. Am., 499 F.Supp. 1053, 1066 (D.C.Pa. 1980) (§ 14).  Moreover, when assessing irreparable harm for 13(d) claims, the court is not concerned with the shareholder who already has sold shares at a depressed price. E.ON AG v. Acciona, S.A., 468 F.Supp.2d 537, 557 (S.D.N.Y. 2006) (citing Rondeau, 422 U.S. at 59).

314	The Court has found also that Hohn and Behring are personally liable for the violations of TCI and 3G respectively.

B.	Share Sterilization

Plaintiff seeks an injunction prohibiting the voting of any CSX shares owned by the defendants or members of their group at the 2008 annual meeting.  It contends that this relief is warranted for two reasons.  CSX’s shareholders, they maintain, would be harmed irreparably in its absence.  In any case, they argue, sterilization of this stock is required to avoid permitted defendants to retain the fruits of their violations and to deter future violations.

1.	Irreparable Harm

CSX’s irreparable injury argument sweeps too broadly. It offers no persuasive reason to prevent defendants from voting shares that they acquired before they breached any disclosure obligation, so the only proper focus is on the 6.4 percent of CSX shares that they purchased during the period in which they had not satisfied their disclosure obligations.  Moreover, any present shareholders who have purchased for the first time after defendants filed their 13D knew what they were getting into and could not be injured in any cognizable way by allowing defendants to vote all their shares.  Those current shareholders who have held shares throughout the period, however, may be in a different position. Defendants’ actions may have contributed to creating a corporate electorate that is materially different today than it was before defendants made those purchases.  Those who are content with present management and unconvinced by defendants’ blandishments may be in a weaker position than they might have occupied had defendants made full and timely disclosure.315   That all of the facts now have been disclosed does not alter this prospect. So the question is whether foreclosing defendants from voting the shares they acquired during their violations would avert irreparable injury that otherwise would occur.

315	Had defendants made full and timely disclosure, it is likely that the price of CSX shares would have risen on the prospect of a battle for control.

In Rondeau v. Mosinee Paper Corp.,316 the Supreme Court addressed the irreparable harm that a private plaintiff must show in order to obtain injunctive relief for a Section 13(d) violation. Rondeau did not file a Schedule 13D until three months after he had acquired more than 5 percent of the issuer’s outstanding stock.  He acquired an additional 2.5 percent of the outstanding stock before disclosing his position.  Although Rondeau admitted violating Section 13(d), the district court found no irreparable harm and denied injunctive relief.317
The Court of Appeals reversed.  It found irreparable harm because Mosinee Paper “‘was delayed in its efforts to make any necessary response to’ [Rondeau’s] potential to take control.” In any case, it concluded, Mosinee “‘need not show irreparable harm as a prerequisite to obtaining permanent injunctive relief . . .. .’”  It remanded with instructions to enjoin Rondeau from voting the shares acquired while in violation of Section 13(d).  “It considered ‘such an injunctive decree appropriate to neutralize [Rondeau’s] violation of the Act and to deny him the benefit of his wrongdoing.’”318

316	422 U.S. 49.

317	Id. at 51-54.

318	Id. at 56-57.

The Supreme Court reversed. In evaluating the claimed harm, it focused on whether “the evils to which the Williams Act was directed ha[d] occured . . . ..”  It concluded that “[o]n this record there is no likelihood that [Mosinee’s] shareholders will be disadvantaged should petitioner make a tender offer, or that [Mosinee] will be unable to adequately place its case before them should a contest for control develop.”319
Rondeau does not foreclose the possibility relief such as sterilization for Section 13(d) violations, but it does make clear that a prerequisite to such relief is a showing of irreparable harm. Moreover, the determinative question is whether, absent an injunction, there would be irreparable harm to the interests which Section 13(d) seeks to protect – viz. “alert[ing] investors to potential changes in corporate control.” 320 In consequence, private plaintiffs usually are unable to establish an irreparable harm once the relevant information has been made available to the public.  Second Circuit cases go so far as to suggest, in dicta, that irreparable harm can not be established once corrective disclosure is made.321

319	Id. at 59.

320	Kamerman v. Steinberg, 891 F.2d 424, 430 (2d Cir. 1989) (quoting GAF Corp., 453 F.2d at 720).

321
ICN Pharm., 2 F.3d at 489 (“‘[A]n injunction will issue for a violation of § 13(d) only on a showing of irreparable harm to the interests which that section seeks to protect. Those interests are fully satisfied when the shareholders receive the information required to be filed.’” (citations omitted) (quoting Treadway Cos., 638 F.2d at 380)); Treadway Cos., 638 F.2d at 380 (“Since the informative purpose of § 13(d) had thereby been fulfilled, there was no risk of irreparable injury . . . .”).

Nonetheless, the Second Circuit in Treadway left open the possibility of finding irreparable harm despite corrective disclosure, observing that it would not rule out the possibility that “‘disenfranchisement or divestiture may be appropriate’” where a defendant has obtained “‘a degree of effective control’ as a result of purchases made before it has complied with § 13(d) . . . .”322   It did not resolve the issue, however, because it regarded the defendants’ 31 percent holding of the outstanding shares as insufficient to confer “a degree of effective control.” 323 Treadway thus stands for the proposition that acquisition of a 31 percent block, partially during a period of noncompliance with Section 13(d) is insufficient to threaten irreparable injury on the remaining shareholders because control has not passed at that level.

322	Treadway Cos., 638 F.2d at 380 n.45 (quoting Fin. Gen’l Bankshares, Inc. v. Lance, No. 78-0276, 1978 WL 1082, at *13 (D.D.C., Apr. 27, 1978)).

323
This conclusion is consistent with the district court case to which the Circuit cited. In Financial General Bankshares Inc., the Court observed that enjoining any future stock acquisition “might be appropriate if defendants had obtained effective control. . . as a result of purchases made while not complying with section 13(d).” The Court concluded that the defendants had not obtained effective control despite acquiring approximately an additional 15 percent of the outstanding shares. Fin. Gen’l Bankshares, Inc., No. 78-0276, 1978 WL 1082, at *13 (D.D.C. Apr. 27, 1978).

It is questionable whether a bright line rule that appears to foreclose the existence of “a degree of effective control” in the absence of a stock holding larger than 31 percent is consistent with commercial realities. One need look no farther than Hohn’s threat to Kelly that election of his slate of a minority of directors would permit him to render Ward’s future “bleak” and be disruptive in the CSX boardroom324 to see why that is so.  Moreover, courts have recognized that minority shareholdings or board representation may confer a degree of control, at least in some circumstances.325   But Treadway is the law of our Circuit, and this Court is obliged to follow it.  Indeed, plaintiffs have cited no case, in or out of our Circuit, in which irreparable harm was found because a defendant had obtained a degree of effective control.326   It necessarily follows that the alteration of the corporate electorate arguably effected by defendants’ actions, which did no more than increase its likelihood of prevailing in the current contest, cannot be regarded as irreparable injury that properly may be remedied by preventing the voting of the stock acquired while defendants were in violation of Section 13(d).327

324	PX 266 (Kelly) ¶ 25.

325
See, e.g., Dan River, Inc. v. Unitex Ltd., 624 F.2d 1216, 1225 (4th Cir. 1980) (20 percent “frequently is regarded as control of a corporation”); Standard Fin., Inc. v. LaSalle/Kross Partners, L.P., No. 96 C 8037, 1997 WL 80946, at *4-*5 (N.D. Ill. Feb. 20, 1997) (intention to obtain two board seats and to influence company evidenced purpose to exercise control); Saunders Leasing Sys., Inc. v. Societe Holding Gray D’Albion, S.A., 507 F. Supp 627, 633-34 (N.D. Ala. 1981) (intention to acquire 25 percent of issuer “controlling”).

326
E.g., Raybestos-Manhattan, Inc. v. Hi-Shear Indus., 503 F.Supp. 1122, 1133 (E.D.N.Y. 1980) (quoting Treadway, but not finding degree of effective control); Drobbin v. Nicolet Instrument Corp., 631 F.Supp. 860, 913 n.3 (S.D.N.Y. 1986) (same).

327
Other courts have observed that the disadvantage to management or to a tender offeror that may result from a shift in the corporate electorate does not an irreparable harm.  See, e.g., Gearhart Indus., Inc. v. Smith Intern., Inc., 741 F.2d 707, 715 (5th Cir. 1984) (“Insofar . . . as the injunction is made to rest on disadvantage created to . . . management’s resistance to the takeover, the Williams Act does not support it.”); E.ON AG v. Acciona, S.A., No. 06 Civ. 8720 (DLC), 2007 WL 316874, at *9 (S.D.N.Y. Feb. 5, 2007) (fact that defendant’s substantial stock holdings may make tender offer more difficult does not constitute irreparable harm); Fin. Gen’l Bankshares, Inc., No. 78-0276, 1978 WL 1082, at *12 (no irreparable injury based “unlawful headstart [tender offerors] have obtained in their surreptitious efforts to seize control. . . ..”).

2.	Deterrence

Other courts have suggested that relief beyond corrective disclosure is appropriate, at least in some circumstances, in order to deter violations.328   In the main, they have done so in reliance on arguments made by the SEC in an amicus curiae brief to the First Circuit where the Commission suggested that, “in determining whether more than corrective disclosure is called for, [a court] should . . . consider (1) whether a substantial number of shares were purchased after the misleading disclosures and before corrective disclosure, (2) whether the curative disclosure occurred simultaneously with or on the eve of a tender offer, and (3) whether the violation was egregious”329 and argued that “[a]bsent a remedy beyond ordering corrective disclosure, a person will have little incentive to comply with the statute.”330

328
See, e.g., San Francisco Real Estate Investors v. Real Estate Inv. Trust of Am., 701 F.2d 1000, 1009 (1st Cir. 1983); Am. Carriers, Inc. v. Baytree Investors, Inc., 685 F.Supp. 800, 812-13 (D. Kan. 1988); Hanna Mining Co. v. Norcen Energy Resources Ltd., 574 F.Supp. 1172, 1202-03 (N.D.Ohio 1982).

329	San Francisco Real Estate Investors, 701 F.2d at 1009.

330
Brief for the SEC as Amicus Curiae, San Francisco Real Estate Investors v. Real Estate Inv. Trust of Am., 701 F.2d 1000 (1st Cir. 1983) [DI 61, Add. B]; see also Gen. Steel Indus., Inc.v. Walco Nat’l Corp., SEC Litig. Release No. 9533, 1981 WL 315222 (Dec. 21, 1981).

The difficulty with this argument is that it is foreclosed by Rondeau, where the Supreme Court rejected the contention that the relief ordered in that case was justified, notwithstanding the lack of threatened irreparable injury, by the “public interest” in enforcing the disclosure requirements.331   “[T]he fact that [a plaintiff] is pursuing a cause of action which has been generally recognized to serve the public interest,” it said, “provides no basis for concluding that it is relieved of showing irreparable harm and other usual prerequisites for injunctive relief.”332   While a footnote in Piper v. Chris-Craft Industries, Inc.,333 decided two years after Rondeau, suggests that deterrence “possibly” is an appropriate consideration in formulating relief “with respect to the most flagrant sort of [securities law] violations which no reasonable person could consider lawful,”334 this dictum is insufficient to overcome Rondeau’s square holding that threatened irreparable injury is a sine qua non of the sort of relief that CSX seeks here.335
Accordingly, this Court holds that a threat of irreparable injury is essential to obtain an injunction sterilizing any of defendants’ voting rights and that plaintiff has failed to establish such a threat.  Were the Court free as a matter of law, however, to grant such an injunction, whether on the basis that such relief is warranted to afford deterrence or on another basis, it would do so.

330
Brief for the SEC as Amicus Curiae, San Francisco Real Estate Investors v. Real Estate Inv. Trust of Am., 701 F.2d 1000 (1st Cir. 1983) [DI 61, Add. B]; see also Gen. Steel Indus., Inc. v. Walco Nat’l Corp., SEC Litig. Release No. 9533, 1981 WL 315222 (Dec. 21, 1981).

331	Rondeau, 422 U.S. at 62, 65.

332	Id. at 64-65.

333	430 U.S. 1 (1977).

334	Id. at 40 n.26.

335
Plaintiff cites two post-Rondeau cases in which shares were sterilized despite corrective disclosure. Champion Parts Rebuilders, Inc. v. Cormier Corp., 661 F.Supp. 825 (N.D.Ill. 1987);General Steel Indus., Inc. v. Walco Nat. Corp., No. 81-1410-C, 1981 WL 17552, at *3 (E.D.Mo. Nov. 24, 1981). Both, however, relied on considerations that are inappropriate in light of Rondeau.

C.	Enjoining Further Disclosure Violations

CSX seeks an injunction against further violations of the securities laws.
The SEC is authorized by statute to seek such an injunction.336   But it “must demonstrate that there is a substantial likelihood of future [securities] violations . . . .”337 In evaluating whether there is a substantial likelihood of future violations, a court considers

“the fact that the defendant has been found liable for illegal conduct; the degree of scienter involved; whether the infraction is an ‘isolated occurrence;’ whether defendant continues to maintain that his past conduct was blameless; and whether, because of his professional occupation, the defendant might be in a position where future violations could be anticipated.”338

Of course, when the SEC appears before the Court seeking an injunction against further violations, it “appears . . . not as an ordinary litigant, but as a statutory guardian charged with safeguarding the public interest in enforcing the securities laws.”339 The SEC therefore is “relieved . . . of the obligation, imposed on private litigants, to show risk of irreparable injury or the unavailability of remedies at law.” 340 CSX, a private litigant, however, must demonstrate a threat of irreparable injury to the interests which Section 13(d) seeks to protect.341

336	15 U.S.C. § 78u(d).

337	SEC v. Cavanagh, 155 F.3d 129, 135 (2d Cir. 1998) (citing SEC v. Unifund SAL, 910 F.2d 1028, 1040 (2d Cir.1990)).

338	Cavanagh, 155 F.3d at 135 (quoting SEC v. Commonwealth Chem. Sec., Inc., 574 F.2d 90, 100 (2d Cir.1978)).

339	SEC v. Mgmt. Dynamics, Inc., 515 F.2d 801, 809 (2d Cir. 1975).

340	Unifund SAL, 910 F.2d at 1036 (citations omitted); also Mgmt. Dynamics, Inc., 515 F.2d at 808-09.

341
Rondeau, 422 U.S. at 57 (addressing, inter alia, injunction against future violations); Wininger v. SI Mgmt. L.P., 33 F. Supp. 2d 838, 847 (N.D.Cal. 1998) (concluding that plaintiff’s request for a permanent injunction was not futile because the Court could issue a permanent injunction on a showing of irreparable harm).

1.	Probability of Future Violations

In this case, defendants have committed two violations of Section 13(d) of the Exchange Act.  Both failed to make a timely filing after forming a group.  TCI failed to file within 10 days after being becoming, or being deemed to have become a beneficial owner of more than 5 percent of CSX’s shares.
These violations were not products of ignorance.  There is evidence that the use of derivatives such as those at issue here is “a standard technique [in the hedge fund industry] to avoid disclosure of these big stakes.” 342 In any case, TCI deliberately evaded disclosure obligations.  Both defendants were more than cognizant of the obligation to file promptly upon forming a group and, in this Court’s view, knew full well, or recklessly disregarded the substantial likelihood, that they had formed a group, this notwithstanding Hohn’s incantations and the lack of a formal written agreement.
Both continue to maintain that their actions were blameless and, indeed, testified falsely in a number of respects, notably including incredible claims of failed recollection, to avoid responsibility for their actions.  Both, moreover, are engaged in lines of endeavor in which future violations are far more than a speculative possibility.
In all the circumstances, the Court finds a substantial likelihood of future violations. Defendants have sought to control CSX for over a year. As obstacles to control surfaced, they adapted their strategy for achieving control, making disclosures only when convenient to their strategy. Defendants’ latest strategy for control will be tested at the annual shareholder meeting.  And if this strategy is not successful, the Court perceives a substantial likelihood that the defendants would craft a new strategy for control without regard to their disclosure obligations.

342	U.S. Securities and Exchange Commission, Unofficial Transcript of the Roundtable Discussion on Proxy Mechanics May 24, 2007 (remarks of Prof. Henry Hu). (Unfortunately, the document is not paginated.)

2.	Irreparable Injury

The fact that future violations are probable absent an injunction is highly pertinent to the irreparable injury question.  Defendants’ past violations have advanced significantly the achievement of their objectives.  They likely were able to acquire a larger position in CSX for a price lower than would have been required had all of the facts been disclosed as and when required.  The motive for building on that position through concealment remains.  The battle for CSX may not end with the June 25 annual meeting.  Further Section 13(d) violations could allow defendants to increase their position to a point of working control.  Remaining shareholders in that event would find themselves with shares in a corporation with a controlling shareholder and thus deprived of the opportunity to gain a control premium for their shares.  Corrective disclosure could not remedy that harm because it would come too late. In any case, the legal remedy, if any, manifestly would be inadequate because it would be impossible to determine with any accuracy the price that the remaining shareholders could have realized if that fact that defendants were in the process of obtaining working control.  A permanent injunction against future Section 13(d) injunctions therefore is appropriate.343

343	See, e.g., E.On AG v. Acciona, S.A., No. 06 Civ. 8720 (DLC), 2007 WL 316874, at *10 (S.D.N.Y. Feb. 5, 2007).

Conclusion

For the foregoing reasons, plaintiff is entitled to a permanent injunction restraining future violations of Section 13(d) of the Exchange Act and the rules thereunder.  The counterclaims are dismissed.  The Court has concluded that it is foreclosed as a matter of law from enjoining defendants from voting the 6.4 percent of CSX’s shares that they acquired between the expiration of to 10 days following the formation of the group no later than February 13, 2008 and the date of the trial. If, however, it were free to grant such relief, it would exercise its discretion to do so.
Counsel shall notify the Court no later than 11 a.m. on June 12, 2008 whether an application will be made to this Court for relief pending appeal.  In the event that they wish to do so, any application will be heard orally that day in Courtroom 12D at 2:15 p.m.
SO ORDERED.
Dated:                    June 11, 2008
Issued at:              3:05 p.m.

Appendix 1

Appendix 1

Citigroup Inc.: Holdings of CSX Swaps with TCI and CSX Share Hedges 12/12/06 – 1/23/08 No. of Shares (millions) Citigroup CSX Swap Holdings with TCI Citigroup CSX Share Hedges 20 18 16 14 12 10 8 6 4 2 0 12/12/06 1/11/07 11/12/07 11/13/07 11/14/07 11/15/07 11/16/07 11/19/07 11/20/07 11/21/07 11/26/07 11/27/07 11/28/07 11/29/07 12/5/07 12/11/07 1/23/08 Note: There was one short swap transaction and one long swap transaction on 1/23/08. Each was for 10,000 shares

Credit Suisse:  Holdings of CSX Swaps with TCI and CSX Share Hedges 12/5/06 – 12/11/07 No. of Shares (in millions) Credit Suisse CSX Swap Holdings with TCI Credit Suisse CSX Share Hedges 12 11 10 9 8 7 6 5 4 3 2 1 0 12/5/06 12/6/06 12/7/06 12/12/06 12/13/06 12/14/06 12/26/06 12/29/06 1/4/07 1/16/07 1/18/07 1/30/07 2/5/07 2/12/07 3/30/07 4/11/07 11/2/07 11/5/07 11/6/07 11/7/07 12/11/07 [1] Note: [1] There is no share hedge data for 12/11/07 provided in either the 5/15/08 and 5/20/08 Credit Suisse productions (CS 000097–1415).

Deutsche Bank AG:  Holdings of CSX Swaps with TCI and CSX Share Hedges 11/27/06 – 12/5/07 No. of Shares (in millions) Deutsche Bank CSX Swap Holdings with TCI Deutsche Bank CSX Share Hedges 30 25 20 15 10 5 0 11/27/06 11/28/06 11/29/06 11/30/06 12/19/06 12/19/06 12/20/06 12/20/06 1/8/07 1/8/07 1/23/07 1/23/07 1/24/07 1/24/07 1/25/07 1/25/07 1/31/07 1/31/07 2/8/07 2/8/07 3/16/07 3/16/07 4/3/07 4/3/07 4/4/07 4/4/07 10/30/07 10/31/07 11/1/07 11/2/07 11/5/07 11/6/07 11/7/07 11/8/07 11/9/07 11/12/07 11/13/07 11/14/07 11/15/07 11/16/07 11/23/07 11/26/07 12/5/07

Goldman Sachs Group, Inc.: Terminations of CSX Swaps with TCI and Sales of CSX Shares 4/13/07 – 11/29/07 No. of Shares (millions) 1 0 (1) (2) (3) Goldman Terminations of CSX Swaps with TCI Goldman Sales of CSX Shares 4/13/07 4/18/07 5/14/07 11/20/07 11/21/07 11/23/07 11/26/07 11/27/07 11/28/07 11/29/07 Note: [1] Goldman Sachs Group, Inc. only provided data for hedging transactions corresponding to CSX swap terminations with TCI.

Merrill Lynch & Co. Inc.:  Holdings of CSX Swaps with TCI and CSX Share Hedges 11/13/06 – 2/6/08 No. of Shares (millions) 11 10 9 8 7 6 5 4 3 2 1 0 Merrill Lynch CSX Swap Holdings with TCI Merrill Lynch CSX Share Hedges 11/13/06 12/1/06 12/4/06 12/7/06 12/8/06 12/13/06 12/20/06 12/21/06 1/4/07 1/5/07 1/8/07 1/26/07 1/29/07 2/5/07 2/7/07 4/5/07 4/16/07 11/12/07 11/13/07 11/14/07 11/15/07 11/16/07 11/19/07 11/20/07 12/11/07 [1] 2/6/08 [1] Note: [1] There was a long swap transaction for 1,000 shares on 12/11/07. There was one short swap transaction and one long swap transaction on 2/6/08. Each was for 1,000 shares.

Morgan Stanley:  Holdings of CSX Swaps with TCI and CSX Share Hedges 11/9/06 – 1/24/08 No. of Shares (millions) 11 10 9 8 7 6 5 4 3 2 1 0 Morgan Stanley CSX Swap Holdings with TCI Morgan Stanley CSX Share Hedges 11/9/06 11/10/06 12/8/06 12/11/06 12/12/06 12/18/06 12/22/06 12/26/06 12/27/06 1/3/07 1/19/07 1/22/07 1/26/07 2/1/07 2/5/07 2/14/07 2/26/07 3/15/07 4/18/07 8/23/07 10/30/07 10/31/07 11/1/07 12/11/07 1/24/08

UBS AG:  Holdings of CSX Swaps with TCI and CSX Share Hedges 10/20/06 – 1/23/08 No. of Shares (millions) UBS CSX Swap Holdings with TCI UBS CSX Share Hedges 10 9 8 7 6 5 4 3 2 1 0 10/20/06 10/23/06 10/24/06 10/26/06 11/13/06 11/14/06 11/16/06 11/17/06 1/5/07 1/17/07 1/18/07 1/31/07 2/6/07 8/31/07 11/8/07 11/9/07 11/12/07 11/13/07 11/14/07 11/15/07 11/16/07 12/11/07 1/23/08

Morgan Stanley:  Holdings in CSX Swaps with 3G and CSX Share Hedges 8/16/07 – 11/8/07 No. of Shares (millions) Morgan Stanley CSX Swap Holdings with 3G Morgan Stanley CSX Stock Hedges 4 3 2 1 0 8/16/07 11/1/07 11/2/07 11/5/07 11/6/07 11/7/07 11/8/07

Appendix 2
Appendix 2

TIMELINE Total Shares and Swaps Total Swaps Total Shares 180,000,000 160,000,000 140,000,000 120,000,000 100,000,000 80,000,000 60,000,000 40,000,000 20,000,000 CSX Shares 12/6/2006 TCI passes 5% in swaps 2/9/2007 3G begins stock purchases Two-Week Sell Down Period TCI concentrates swaps in DB and Citi 2006 OND 2007 JFMAMJJASOND 2008 JFMAM 2/13/2007 Friend Alex of Brazil e-mail Throughout 2007 TCI and 3G tip other funds, including Austin Friars, re CSX 3/29/2007 TCI meets with Alex 5/8/2007 Amin presents at Bear Stearns 5/22/2007 Baggs notes numerous calls from a group of investors including TCI re shareholder proposals 6/20/2007 TCI says it “own[s] 4% physical shares and over 10% in swaps,” fully intends to “go to war,” meaning “replace the entire Board as a means to change management” 7/17/2007 Hohn says Board does not have a lot of time, and if necessary, TCI would “attempt to change the entire Board” 8/7/2007 D.F. King tells TCI “we are skeptical with respect to the prospects of a controlling slate” 9/12/2007 Amin tells Hohn he wishes “we had sold CSX at 10 dollars ago” 9/26/2007 Amin meets with Behring 10/5/2007 D.F. King tells TCI a 50/50 slate “would not work” 12/19/2007 Defendants file false Schedule 13D and 14A 1/15/2008 Amin says it is “very unfortunate” Hohn put TCI’s demands in an e-mail 1/14/2008 Hohn demands: (1) “Ability for 10pc of shareholders to call an EGM”; (2) “Chairman and CEO separation”; (3) “Specific committees”; and (4) “No ability to increase board size without shareholder approval or 80pc of board approval” 5/21/2008 Hohn tells him if TCI’s five directors are elected, Ward’s future is bleak and threatens to create a dissident board, make things unpleasant and disrupt the Board